EXHIBIT 10.1

***TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

BY INVENTURE FOODS, INC.

UNDER 17 C.F.R. SECTIONS 200.80(b)(4),

200.83 AND 240.24b-2

LICENSE AGREEMENT

By and between

TGI FRIDAY’S OF MINNESOTA, INC.

and

INVENTURE FOODS, INC.

Dated as of March 31, 2014

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2014 (the “Effective Date”), by and between TGI FRIDAY’S OF MINNESOTA, INC., a Minnesota (U.S.) corporation (“Friday’s”) and INVENTURE FOODS, INC., a Delaware corporation located at 5415 E. High Street, Suite 350, Phoenix, AZ 85054 (“Licensee”).

WHEREAS, Friday’s, through its subsidiaries and affiliates, is in the business of owning, operating, and franchising casual dining restaurants and granting licenses for the manufacture and distribution of packaged food, snacks, and beverages for sale through various distribution channels;

WHEREAS, Licensee is in the business of manufacturing and distributing snack foods;

WHEREAS, Licensee and Friday’s are parties to a License Agreement dated as of April 3, 2000 (as previously amended through five (5) prior amendments, the “Prior Agreement”) with a current expiration date of May 31, 2014, pursuant to which Licensee has been actively selling certain Licensed Products;

WHEREAS, Licensee and Friday’s desire to restate the Prior Agreement through this Agreement, under which Licensee will continue to license from Friday’s and Friday’s will continue to license to Licensee the right to utilize certain Marks (as updated and defined below) for the manufacture, marketing, sale and distribution of Licensed Products (as updated and defined below) upon the terms and conditions herein set forth and, for certain transitional purposes, upon the terms and conditions of the Prior Agreement where specified;

NOW, THEREFORE, Friday’s and Licensee mutually agree as follows:

1.                                      DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Advance(s) — the non-refundable amount of U.S. [***], paid by Licensee to Friday’s as follows:

U.S. [***] within five (5) business days of Licensee’s execution of this Agreement;

U.S. [***] within five (5) business days of [***];

U.S. [***] within five (5) business days of [***];

U.S. [***] within five (5) business days of [***]; and

U.S. [***] within five (5) business days of [***].

Affiliate — Carlson Restaurants Inc., the indirect parent company of Friday’s, or any parent or subsidiary thereof, or any subsidiary of Friday’s or TGIF.

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Business Days - each calendar day, except Saturday, Sunday and national legal holidays under the laws of the United States and holidays in the state of Texas.

Change of Control - (a) any person or entity becomes the owner, directly or indirectly, of securities of Licensee representing at least thirty percent (30%) of (i) the then-outstanding shares of common stock of Licensee, or (ii) the combined voting power of Licensee’s then-outstanding securities; (b) the consummation of a merger or consolidation, or series of related transactions, which results in the ownership of at least fifty percent (50%) of the securities of Licensee moving to a different person or entity than owned such securities immediately prior thereto; or (c) the sale or disposition of all or substantially all of Licensee’s assets (or consummation of any transaction, or series of related transactions, having similar effect).

Confidential Information - the terms of this Agreement and any amendments hereto, and all other information, know-how, and techniques, including Materials, product specifications, suppliers, product sources, customers, computer systems, marketing plans, business plans, trade secrets, proposed trademarks and other proprietary matters and data imparted or made available by either party to the other which is (i) designated as confidential, (ii) known by either party to be considered confidential by the other, or (iii) by its nature inherently or reasonably considered confidential. Notwithstanding the foregoing, Confidential Information shall not include (a) information that the recipient can demonstrate through contemporaneous recorded materials has been independently developed without use of or reference to, directly or indirectly, the Confidential Information of the other party; (b) at the time of disclosure or later, information that is or becomes, generally known other than as a consequence of any breach hereof; (c) information disclosed by a third party, if such third party’s disclosure neither violates any obligation of the third party to the disclosing party nor is a consequence of any breach hereof; or (d) information that was known or otherwise available to a party prior to its disclosure under no duty of confidentiality.

Contract Year - each consecutive twelve-month period during the Term ending on December 31, provided that the first Contract Year will begin on January 1, 2014 and end on December 31 of 2014 (“Contract Year 1”).  Each subsequent twelve-month period thereafter during the Term is a Contract Year.

Distribution Channels - (i) airline sales, supermarkets, mass merchandisers, warehouse clubs, convenience stores, drug stores, vending machines and wholesale distributors servicing these operations; (ii) foodservice operations supporting large organizational facilities such as schools and universities, business and industry cafeterias, healthcare facilities, and military installations; (iii) “dollar store” mass-merchandisers such as Dollar General stores and Dollar Tree stores and value stores such as Big Lots, TJM and Ross); and (iv) other traditional distribution channels requested by Licensee and approved in writing by Friday’s and, subject to the specific approval of Friday’s, internet.  All internet and social media channels previously approved by Friday’s under the Prior Agreement are also deemed approved and grandfathered under this Agreement.  The definition of “Distribution Channels”, except as noted in (iii) above, expressly excludes direct mail, television marketing, carnivals, flea market vendors, and other irregular market channels.

Earned Royalties - a royalty equal to (a) [***] of the cumulative Gross Sales of all Licensed Products for each of Contract Years 2014 and 2015, (b) [***] for Contract Year 2016, and (c) [***] for each Contract year during the remainder of the Term, including any renewal thereof.  In the event that Friday’s approves a closeout sale at a discount of more than fifty percent (50%) off the regular retail price of the Licensed Products, the Earned Royalties shall be equal to the same percentage rate than applicable to other Gross Sales multiplied by the Gross Sales from the closeout sale.

Friday’s - TGI Friday’s of Minnesota, Inc.

Friday’s Brand Guide - any printed or digital assets that Friday’s provides to Licensee setting forth certain guidelines for using the Marks.  The current version of Friday’s Brand Guide is attached as Exhibit F, which may be amended, supplemented or replaced by Friday’s from time to time, subject to the notice and transition provisions of Section 3.2.

Gross Sales - The total of (a) total actual sales price (whether cash, credit or other consideration) from the sale or transfer of Licensed Products by Licensee, including service charges added to a customer’s bill or invoices, if applicable, and including receipts from orders received or filled by Licensee at its place of business or elsewhere; (b) all deposits not refunded to purchasers; (c) all payments to Licensee by any concessionaire, licensee or third party for the right to sell or transfer the Licensed Products.  Any charge or sale upon installment or credit shall be treated as a sale for the full price in the accounting month during which such charge or sale is made.

The following items may be deducted from the total actual sales price to reach Gross Sales, to the extent such items were previously included in the total actual sales price:  (i) the amount of any bona fide cash or credit refunds made upon any sale where the Licensed Products sold are returned by the purchaser and accepted by Licensee provided such refund amounts do not constitute more than [***] of Gross Sales in any Contract Year; (ii) the amount of any cash discounts, provided that such cash discounts do not constitute more than [***] of Gross Sales in any Contract Year; (iii) sales tax or other taxes required to be separately collected by Licensee directly from purchasers and collected and remitted to a taxing authority; (iv) actual freight charges, without mark-up; and (v) a promotional/trade allowance of up to [***] in actual promotional/trade expenditures by Licensee in support of the Licensed Products, including advertising and promotional expenditures and slotting.  Each of the foregoing deductions (other than items described in (iii) and (iv)) from total actual sales price to reach Gross Sales is permitted only to the extent that Licensee timely provides reasonable documentation of such expenditures to Friday’s.

Licensed Product(s) — potato chips and other potato-based snack chips, tortilla/tostada chips and other corn-based snack chips, vegetable-based snack chips, cheese snacks, popcorn, and snack/pub mixes, each packaged for sale in the Distribution Channels which bear one or more Marks or are packaged, advertised or marketed in conjunction with one or more of the Marks.  For clarification, the term chips is intended to refer to all sheeted and dual sheeted snacks as well as extruded snacks.

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Licensed Materials - means the Marks and Materials.

Materials - means any artwork, graphic design, image, styles, advertisement, packaging, hang tags, photograph, verbiage, Licensed Product name (exclusive of generic terms), trade dress, or domain names or the like to the extent incorporating the Marks or used in association with the Licensed Products, created by Friday’s or Licensee, individually or jointly, or any third party on behalf or either Friday’s or Licensee.  Notwithstanding the foregoing, the term Materials specifically excludes recipe, formula, ingredient combination, flavor profile, storage requirements and Licensee’s manufacturing techniques and practices relating to the Licensed Products, all of which, as between Friday’s and Licensee, will be deemed to be Licensee’s intellectual property, including any such materials previously developed by Licensee under the Prior Agreement.  For further clarification, the term Mark and Materials as used in this Agreement, and the restrictions contained herein, do not extend to purely descriptive or generic words that would not be entitled to trademark protection under United States federal trademark laws (for example, the use of the word “chips,” “popcorn” or “snacks” in Materials or as part of a Mark or Licensed Product name would not prohibit Licensee from using any of those same generic words in connection with its own product offerings).

Marketing Target Date —  with regard to the following categories of Licensed Products:

Licensed Products	Development Plan Approval	Marketing Target Date
All current Licensed Products under Prior Agreement	n/a	Effective Date
Popcorn	By December 31, 2014	December 31, 2015
Snack /pub mixes	By December 31, 2014	December 31, 2015
Tortilla chips	By December 31, 2015	December 31, 2016
Corn snacks	By December 31, 2015	December 31, 2016

Mark(s) - the trademarks, trade names, service marks, slogans, taglines, logos, designs, emblems and indicia of origin or ownership of Friday’s described in Exhibit A.

Minimum Guarantee - minimum annual guaranteed royalties to be paid to Friday’s in each Contract Year which shall be equal to:

Contract Year (including those within Renewal Term)	Minimum Annual Royalties
2014	[***]
2015	[***]
2016	[***]
2017	[***]
2018	[***]
2019	[***]
2020	[***]

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Contract Year (including those within Renewal Term)	Minimum Annual Royalties
2021	[***]
2022	[***]
2023	[***]
2024	[***]

The rate of increase in the Minimum Guarantee has been negotiated by the parties with the assumption that (i) [***] of such increase represents the expansion of additional market opportunities for Licensed Products being sold as of the Effective Date, and (ii) [***] of such increase represents the expansion of additional market opportunities to Licensee based on the addition of Popcorn, Snack /pub mixes, Tortilla chips and Corn snacks to the planned Licensed Products, and the addition of new countries and markets to the definition of Territory.  If Licensee comes to believe that it is being materially impeded from any such expansion because of Friday’s unreasonable refusals or delays in granting Section 4 approvals as needed by Licensee to timely introduce new planned Licensed Products or extend their geographic distribution, Licensee will promptly notify Licensor in writing and the issue will be escalated to senior management of both companies and the parties will negotiate in good faith a resolution with the goal of allowing Licensee the fair opportunity to proceed with the expansion reasonably needed to meet the Minimum Guarantees.

Payment(s) - all payments of funds from Licensee received by Friday’s including the payment of any Minimum Guarantee true-up payments and Earned Royalties and any other payments required to be made to Friday’s under this Agreement.

Premiums - means any Licensed Product or portion thereof that is given away free or sold at less than the usual selling price for the purpose of promotion, fund raising, sales incentive, sweepstakes, contests, combination sales, or for any other give-away or promotional purpose, as approved in advance by Friday’s where required under Section 5.4.

Recall - any announcement involving the return of Licensed Product to stores by the public or the pulling of Licensed Product from stores, or Distribution Channels due to public health concerns/emergency or for other regulatory or similar reasons, together with such actual removal of Licensed Products and their destruction.  Any Recall shall be at Licensee’s expense, and any destruction of Product shall be attested to in a certificate signed by an officer or principal of Licensee.  In general, any Recall determination and the effectuation of the resulting Recall will follow the Licensee protocols set forth in Licensee’s QPRP-18- Recall Procedure policy dated June 16, 2011 (as amended with the consent of Friday’s from time to time and to comply with changes in applicable law, “Licensee’s Recall Protocol”).

Term - the period commencing on the Effective Date and continuing until December 31, 2019, unless terminated earlier pursuant to the terms of this Agreement, and subject to a potential one-time automatic five-year renewal through December 31, 2024 pursuant to the provisions of Section 2.7.

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Territory — (a) United States and its territories and possessions (including US Military bases and Puerto Rico), (b) Canada, (c) Mexico, (d) Belize, (e) Costa Rica, (f) El Salvador, (g) Guatemala, (h) Honduras, (i) Nicaragua, (j) Panama, (k) People’s Republic of China, (l) Republic of China (Taiwan), (m) Japan, (n) Philippines, (o) United Kingdom, (p) the European Union, (q) Australia (subject, for the State of Queensland only, to obtaining the consent of a prior user), (r) New Zealand, and (s) the Kingdom of Saudi Arabia, each of the above as geographically constituted on the Effective Date, and (t) such other geographic areas that are added with the mutual written consent of the parties.

TGIF - TGI Friday’s Inc., a New York corporation, which owns, operates and franchises T.G.I. Friday’s restaurants and utilizes the Marks under a license from Friday’s.

2.             LICENSE GRANT

2.1          License Grant.  Subject to the terms and conditions of this Agreement, Friday’s hereby grants to Licensee the exclusive, limited right, license and privilege to use the Licensed Materials in connection with the manufacture, distribution and sale by Licensee of the Licensed Products in the Territory.  Licensee acknowledges, however, that Friday’s reserves the right for itself, TGIF and their Affiliates and the franchisees and licensees of Friday’s, TGIF or their Affiliates to manufacture, distribute and sell items and goods similar or identical to type or category as the Licensed Products using the Licensed Materials in restaurants and/or hotels owned, operated, managed or franchised by Friday’s, TGIF or their Affiliates, and in offices occupied by Friday’s, TGIF or any Affiliates.  Licensee further acknowledges that in the event it has not begun distribution and sale of Licensed Products in any country included in the Territory within the Marketing Target Date set forth in Section 1 (or where no Marketing Target Date is set forth in Section 1, within [***] following the Effective Date), then such failure shall not be deemed a breach of this Agreement, but will instead cause the license grant contained in this Section 2.1 to automatically become non-exclusive with regard to such country in which distribution and sale has not occurred.  Licensee further acknowledges that in the event it has not commenced in good faith to manufacture, distribute or sell one of the new categories of Licensed Product —  (i) Popcorn, (ii) Snack / pub mixes, (iii) Tortilla chip, and (iv) Corn snacks — on or before the end of the relevant Marketing Target Date for such category set forth in Section 1, then such failure shall not be deemed a breach of this Agreement, but will instead cause the definition of Licensed Product to thereafter automatically exclude such category of snack products; provided, however, that if a Licensed Product has been submitted by Licensee in good faith to Friday’s for Section 4 approvals at least 120 days prior to the relevant Marketing Target Date and its launch is being delayed because of Section 4 approval processes, the parties agree to negotiate in good faith for an equitable extension of the Marketing Target Date to take into account the extended time necessary to complete the Section 4 approval process.

2.2          Scope of Distribution.  Licensee agrees that it possesses no right to sell the Licensed Products or sell to exporters or others for resale or reshipment (i) in any channel outside the Distribution Channels, or (ii) in any jurisdiction outside the Territory.  In the event that Licensee becomes aware that any party to whom it sells the Licensed Product intends to resell, ship or distribute, or is reselling, shipping or distributing, the Licensed Product outside the Territory, Licensee shall take actions which are both commercially reasonable and legally permissible to prevent such resale, shipment or distribution including compliance with reasonable

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instructions from Friday’s.  Licensee shall not distribute the Licensed Products in any new channels or jurisdictions outside the Distribution Channels or the Territory without Friday’s prior written approval.  If Licensee seeks to expand the Distribution Channels or the Territory, Licensee may submit its written request to Friday’s for its consideration in Friday’s sole discretion.  From time to time, Friday’s may seek and Licensee shall promptly provide to Friday’s a record of all channels and jurisdictions in which the Licensed Products are then sold or planned to be sold by Licensee or any of Licensee’s exporters or resellers.

2.3          Marketing.  Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for its marketing and promotional activities with respect to the Licensed Products in the Distribution Channels in the Territory and all costs and expenses associated with such activities.  Licensee shall maintain at all times the ability to supply, within a commercially reasonable time, the reasonably foreseeable demand for the Licensed Products.  Except as expressly permitted herein, Licensee shall not offer, distribute or sell Licensed Products for non-monetary consideration, at reduced prices, or to inventory liquidators, in job lots, closeouts, or remainder sales, in any channel or jurisdiction, except, in each case, with the prior written consent of Friday’s.

2.4          Non-Competition.  During the Term, neither Licensee nor its Affiliates shall engage, by licensing or otherwise, in the manufacture, distribution, retail sale, marketing or promotion of any snack product of the same type as the Licensed Products under the brand name of any [***].  Friday’s acknowledges that Licensee reserves the right to manufacture, distribute, sale, market and promote salted snacks and snack mixes:  (i) under its existing trademarks (such as Tato Skins®) without any restrictions whatsoever; and (ii) under third party private-label trademarks other than as expressly set forth above.

2.5          No Other Rights.  This Agreement grants to Licensee no rights in the Licensed Materials or any other intellectual property of Friday’s apart from the limited use rights described herein; and does not grant rights in any other intellectual property to Licensee or to any other party.  All rights not specifically licensed to Licensee in this Agreement are expressly reserved to Friday’s.

2.6          Third Party Manufacturers.

2.6.1  Subject to the terms and conditions of this Agreement, Licensee has the limited right to use third party manufacturers to manufacture the Licensed Products for Licensee only, provided that all such manufacturers must be approved in writing by Friday’s in advance, and must execute the Subcontractor Agreement in Exhibit B and the Standards of Manufacturing Practices in Exhibit C (together, the “Subcontractor Agreement”). Licensee shall provide to Friday’s a fully executed copy of each Subcontractor Agreement promptly upon execution of such agreement and any amendments.  Without limitation, Friday’s will not approve a proposed third party manufacturer that is located in China.  Notwithstanding the foregoing, any manufacturer of Licensee who manufactures Licensed Products as of the Effective Date and who has previously executed a subcontractor agreement with Licensee as required by the Prior Agreement shall be deemed approved by Friday’s and grandfathered under this Section and need not execute a new Exhibit B or Exhibit C, and the subcontract executed by such manufacturer under the Prior Agreement will be deemed a Subcontractor Agreement under this Section.

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2.6.2  Licensee shall be responsible for ensuring that its manufacturers’ use of the Licensed Materials, production of the Licensed Products, and any other actions undertaken by the manufacturers satisfy all the requirements and comply with all limitations of this Agreement and the Subcontractor Agreement.  Licensee shall assume all responsibility for any action or inaction by such manufacturers relating to use of the Licensed Materials and manufacture of the Licensed Products and shall enforce such obligations against the manufacturers.  In the event of a breach of suspected breach of the Subcontractor Agreement or breach or failure to comply with the limitations of this Agreement by Licensee or a third party manufacturer, Licensee shall cause such breach to be cured within thirty (30) days of receipt of notice of breach from Friday’s and in the absence of timely cure Friday’s shall have the right to require that Licensee discontinue, as soon as reasonably practicable under the circumstances, use of the offending third party manufacturer and/or to require Licensee to take such further steps as Friday’s deems reasonably necessary, in its discretion, to protect Friday’s rights, goodwill and reputation.

2.7          Renewal.  Provided that Licensee has paid the minimum annual guaranteed royalties (as defined under Minimum Guarantee) during the Term, the “Initial Term” of this Agreement will automatically renew for one additional five (5)-year “Renewal Term” (through December 31, 2024) unless Licensee provides written notice of non-renewal to Friday’s on or prior to July 1, 2019.  Any further renewal of the Term beyond the first Renewal Term will be subject to the mutual agreement of the parties, each acting in its sole discretion.

2.8          “Better for You” Product Development.  Within six (6) months following the Effective Date, the parties will agree on a calendar of development for “better for you” items over the course of the Term.  The parties will meet every six (6) months following to monitor progress and to adjust the calendar as market demands may dictate. Licensee will also, in coordination with Friday’s, continue to work on modifying the ingredients and nutritional statements on existing products and product extensions of current lines to better align with the changing labeling expectations of food products.

3.             OWNERSHIP RIGHTS

3.1          Sole Owner.  Licensee acknowledges that as between Friday’s and Licensee, Friday’s is the sole owner of the Licensed Materials and of the goodwill associated therewith, and that Licensee hereby acquires no right, title, interest or claim of ownership in or to the Licensed Materials, except the license granted herein.  Licensee will not represent to the public or any third party that it has any right, title, interest or claim of ownership in the Licensed Materials or in any registration thereof and shall not attempt to register any Licensed Materials alone or as part of another trademark or copyright in any jurisdiction.  Licensee will not, during the Term or thereafter, contest Friday’s ownership of the Licensed Materials or attack the validity or distinctiveness of any Licensed Material.  All use of the Licensed Materials and goodwill associated therewith shall inure to the sole benefit of Friday’s.

3.2          Friday’s Brand Guide.  Licensee shall use the Marks in accordance with the Friday’s Brand Guide in Exhibit F and shall observe any additional directions given by Friday’s as to representations of the Marks and the use and presentation thereof on the Licensed Products.  Upon termination of this Agreement, Licensee shall promptly return all copies in any media of the Friday’s Brand Guide to Friday’s.  Friday’s and Licensee agree that certain Licensed Products currently being sold by Licensee as of the Effective Date do not conform to the latest changes to Friday’s Brand Guide (adoption of such changes in the Licensed Products having been postponed pending the parties’ negotiation of this Agreement) and that Licensee will have a reasonable transition period following the Effective Date (which the parties estimate should not exceed nine (9) months assuming timely review and response to approval requests submitted by Licensee to Friday’s) to update the Packaging for the Licensed Products to bring them into compliance with the current Friday’s Brand Guide.  In the event Friday’s proposes to make any changes to the Friday’s Brand Guide that will require changes to the Licensed Products or the Packaging, Friday’s will provide as much advance notice of the changes as reasonably possible and Licensee will have a reasonable transition period in order to bring the License Products and Packaging into compliance with the changes to the Friday’s Brand Guide.

3.3          Registrations.  Upon Friday’s request, and at Friday’s cost, Licensee shall cooperate with Friday’s in the execution, filing and prosecution of any trademark, copyright or other applications that Friday’s may desire to file or any other efforts to protect and preserve Friday’s rights in the Licensed Materials.  Upon Friday’s request, Licensee will supply to Friday’s samples, containers, labels and similar material showing its uses of Friday’s rights.  Licensee shall not, on the basis of its use of the Licensed Materials, oppose or seek to cancel in any court or government agency in any jurisdiction, including the United States Patent and Trademark Office, any application registration for any mark or copyright filed by Friday’s or its Affiliates.

3.4          Notices.  Licensee will upon reasonable advance written notice and request from Friday’s affix or to cause its authorized manufacturers to affix to both the Licensed Products, Packaging (as defined in Section 4.2), and Advertising Materials (as defined in Section 4.4) such notices as are reasonably requested by Friday’s in relation to Friday’s rights in the Licensed Materials, including trademark and copyright notice(s) in the name(s) specified by Friday’s.  Licensee will not affix to the Licensed Products, Packaging, or the Advertising Materials any trademark or copyright notice in its name or the name of any other person, firm, or corporation, except as approved in writing by Friday’s.  Proper trademark and copyright notices as previously approved by Friday’s must be permanently affixed to all Licensed Products, Packaging and Advertising Materials and to any portions of Licensed Products, Packaging or Advertising Materials intended to be used separately by the ultimate purchaser or user.  For clarification, Friday’s agrees that all Licensed Products being sold by Licensee as of the Effective Date under the Prior Agreement, as previously approved by Friday’s under the Prior Agreement, are currently compliant with this Section and deemed consented to under this Section.

3.5          No Encumbrances. Licensee shall not pledge, mortgage or otherwise encumber any of the Licensed Materials.  Licensee shall not use any of the Licensed Materials as part of its corporate or other name, or in any public filings such as a business license.  Licensee shall not use any of the Licensed Materials in any domain name, Uniform Resource Locator (URL), or username or handle in any social media platform, except as approved by Friday’s hereunder, and Friday’s further agrees that all current such uses as of the Effective Date, as previously approved by Friday’s under the Prior Agreement, shall be deemed consented to under this Agreement.  Licensee shall not employ the name of Friday’s, TGIF or their Affiliates nor use any of the Marks in signing any contract, application for any license permit, or in any manner that may result in liability of Friday’s, TGIF or their Affiliates for any indebtedness or obligation of Licensee.

3.6                               Friday’s Modification of Licensed Materials.  Licensee acknowledges that from time to time and without Licensee’s approval, Friday’s may modify or discontinue the use of any  Licensed Materials, in whole or part, including the Marks identified in Exhibit A.  Friday’s does not represent or warrant that the Licensed Materials will be maintained, used or available to Licensee in any particular fashion during the Term.  In the event that Friday’s makes any modification to or discontinuance of any Licensed Materials, this Agreement will be subject to any such modifications or discontinuation effective upon written notification from Friday’s; provided, however, that:  (i) no such modifications or discontinuances shall materially impair Licensee’s rights or licenses hereunder; and (ii) Licensee may continue to sell and distribute, and shall not be required to destroy or cease using, any Licensed Product inventories (including packaging and labeling components thereof that have not yet been consumed) that exist or are part of work in progress as of Licensee’s receipt of the modification notification.  Neither Friday’s nor TGIF or their Affiliates shall incur any liability or obligations to Licensee by reason of the foregoing actions.

3.7                               Ownership of Materials Created During the Term.  In the event that any Materials are created by Licensee or any third party on its behalf during the Term, Licensee shall promptly disclose all such Materials and their sources to Friday’s.  Such Materials shall be deemed works made for hire within the meaning of the United States Copyright Act and shall be owned in their entirety exclusively by Friday’s.  To the extent that any such Materials may not be deemed a work made for hire, Licensee hereby irrevocably assigns to Friday’s, without additional consideration, all right, title and interest in and to such Materials, including copyright, trademark and other proprietary rights, and any goodwill associated therewith, in all media (whether now known or later developed) throughout the world in perpetuity, and will execute as a confirmation of the foregoing assignment at any time upon Friday’s request the Artwork Assignment Agreement in Exhibit E.  Licensee agrees to execute, or cause to be executed by any of its employees or third parties who participate in the creation of any such Materials, any additional documents reasonably requested by Friday’s to effectuate and confirm the sole and exclusive ownership by Friday’s of all copyrights, trademarks and other proprietary rights in and to such Materials.  Licensee irrevocably appoints Friday’s as its attorney-in-fact to execute any such document if Licensee fails to return to Friday’s either an executed copy of such document or any written objection and/or requested changes to such document within ten (10) Business Days following Friday’s written request.

3.8                               Confusingly Similar Intellectual Property.  Licensee shall not use or authorize use of, during or after the Term, any mark, name, slogan, tagline, logo, design, configuration or other designation that is a variation, derivative or modification of or otherwise confusingly similar to or that infringes any rights in the Licensed Materials.  Should Licensee, during the Term or anytime thereafter, assert ownership in any such mark, name, slogan, tagline, logo, design, configuration or other designation or any copyright or trademark interest therein, in any jurisdiction, Licensee hereby irrevocably assigns to Fridays, without additional consideration, all right, title and interest that Licensee asserts in such variation, derivative or modification, including copyright, trademark and other proprietary rights, and any goodwill associated therewith, in all media throughout the world in perpetuity, and will execute as a confirmation of the foregoing assignment at any time upon Friday’s request any documents to transfer or confirm the transfer of such rights to Friday’s.  All uses and rights of and to the variation, derivative or modification and any goodwill associated therewith shall inure to the exclusive benefit of Friday’s and Friday’s may register and protect the same in its own name.

3.9                               Goodwill.  Licensee recognizes the value of the publicity and goodwill associated with the Licensed Materials, which belong exclusively to Friday’s.  Licensee shall not use the Licensed Materials in any manner to disparage Friday’s or the reputation of Friday’s or take any action which will harm or jeopardize the Licensed Materials, or Friday’s ownership thereof, in any way.  Neither party shall conduct any activity or produce goods, which in any way questions the other’s ethics or lawful practices, nor shall either party do anything that damages or reflects adversely upon the other. Friday’s recognizes the value of the publicity and goodwill associated with Licensee’s separate marks, acknowledges that Licensee’s marks and any marks confusingly similar to Licensee’s marks have acquired secondary meaning, and that all related rights and goodwill belong exclusively to Licensee.  The parties agree that Licensee’s current Mark — Tato Skins® — is not and will not be deemed confusingly similar to the Proprietary Marks under which the Licensed Products will be marketed and sold.

3.10                        Unauthorized Use of Licensed Materials.  If Licensee learns of any manufacture, distribution, sale or advertisement by a third party of any product or service that is of the same general type or class as the Licensed Products and that is marketed or distributed using confusingly similar marks as the Marks, Licensee will promptly notify Friday’s in writing of the actions of such third party.  Licensee shall not commence or pursue any action or proceeding against any third party alleging infringement, breach or unauthorized use of the Licensed Materials without the prior written consent of Friday’s.  Friday’s shall have the sole right to determine whether any action is necessary or desirable to protect the Licensed Materials.  Friday’s shall have the sole right to determine the appropriate action to be taken against any such infringement, imitation, unauthorized use, improper registration of, or improper attempt to register the Proprietary Marks, including the sole discretion to settle any claims or any controversy arising out of any such claims.  Licensee, upon written request by Friday’s, shall cooperate with Friday’s in any such action or proceeding.  Except as set forth below, Licensee shall not have any rights against Friday’s for damages or otherwise by reason of any determination by Friday’s not to act with respect to any alleged infringement, imitation or unauthorized use by others of the Licensed Materials and/or the Licensed Products; nor shall any such determination of Friday’s affect the validity or enforceability of this Agreement.  Any and all damages or settlements recovered in any action or proceeding shall belong solely and exclusively to Friday’s, unless otherwise agreed to in writing by Friday’s.

3.11                        Licensee Rights.  Licensee retains ownership of its intellectual property created prior to the Effective Date, including all intellectual property that belongs to Licensee under the terms of the Prior Agreement.  Any display of Licensee’s intellectual property in conjunction with the Licensed Product is subject to the prior written consent of Friday’s, and in any event Licensee shall not combine its intellectual property with the Licensed Materials in a manner that creates the impression of single or unified mark.  For clarification, Friday’s agrees that any display of Licensee’s intellectual property as of the Effective Date under the Prior Agreement, as previously approved by Friday’s under the Prior Agreement, is compliant with this Section and deemed consented to under this Section.

4.                                      QUALITY CONTROL AND APPROVALS

4.1                               Quality and Standards.  In order to maintain the reputation of Friday’s and its Licensed Materials, Licensee will comply with the written quality standards and specifications of Friday’s provided by Friday’s by Licensee in connection with the approval of a Licensed Product in respect to all uses of the Licensed Materials on or in relation to the Licensed Products or promotional and packaging material used in connection therewith.  Licensee’s use of the Licensed Materials in connection with its sale, manufacture, distribution, sale, advertising, promotion and exploitation of the Licensed Products shall at all times be suited to maintain or enhance the first-class quality, style and presentation associated with Friday’s and the Licensed Materials.  Without limiting the generality of the foregoing, prior to using the Licensed Materials, Licensee shall implement operational procedures with respect to display and utilization of the Licensed Materials in conformance with this Agreement and Friday’s written instructions.  No Licensed Products, form of advertising, form of packaging or other material utilizing the Licensed Materials shall be manufactured, sold, distributed, promoted or otherwise used in any manner whatsoever without the prior written approval of Friday’s. Licensee shall comply in all respects with the procedures set forth in this Section 4.  For clarification, and notwithstanding anything to the contrary below, Friday’s agrees that (i) all Licensed Products being sold and all Licensed Materials being used by Licensee as of the Effective Date under the Prior Agreement, as previously approved by Friday’s under the Prior Agreement, are compliant with this Section 4 and deemed consented to and approved under this Section 4.

4.2                               Approval of Licensed Products and Packaging.  Prior to the initial sale, distribution, or advertisement of any Licensed Product or use of any Licensed Materials by Licensee, Licensee shall furnish to Friday’s, at Licensee’s sole expense, for Friday’s written approval, at least the number of representative samples specified below of each of the Licensed Products to be manufactured, distributed, sold or otherwise used under this Agreement, together with their labels, packaging, hangtags, and wrapping material (together, “Packaging”), in each of the following successive stages:  (i) at least one (1) sample of rough sketches or layout concepts or descriptions of flavors or food (including details of the materials to be used, application of artwork and rough product and packaging dimensions); (ii) at least one (1) sample of all finished artwork or final proofs; (iii) at least one (1) sample of all prototypes or strike-offs; (iv) at least twenty-four (24) samples (unless fewer samples are acceptable to Friday’s in its sole discretion) of finished Licensed Products, including all packaging materials from the initial production run; and (v) at least two (2) samples from each weekly production runs if requested by Friday’s.  Licensee shall also provide such additional samples from clauses (iv) and (v) as Friday’s may reasonably request from time to time.

4.3                               Approval of Nutritional Label, Ingredient List, Taste and Quality.  Prior to the first production run for each Licensed Product and in the event of any change or alteration to the nutritional label, ingredient list, taste or quality of the Licensed Product, Licensee must submit for Friday’s written approval: (i) the signed Licensee Approval and Expectations Manual in Exhibit G; (ii) the signed Continuing Pure Food Guaranty in Exhibit H; (iii) the Finished Product Specification in Exhibit I; (iv) a full ingredient list; and (v) the final nutritional label.  Upon request from Friday’s, Licensee will identify any genetically modified organism (“GMO”) or genetically engineered organism (“GEO”) ingredients or any artificial preservatives proposed then used or proposed to be used in the Licensed Products.  Licensee will adhere to Standards of Manufacturing Practices in Exhibit C, the Licensee Approval and Expectations Manual in Exhibit G, and the Friday’s QA General Requirements as identified in Exhibit J in the packaging, labeling, sale, distribution and promotion of the Licensed Products.

4.4                               Approval of Advertising Materials.  Prior to their first use, all Materials, including promotional, display, point of purchase (“POP”), print, online, mobile and other advertising or promotional materials proposed for use to advertise and promote the Licensed Products (together, “Advertising Materials”) must be submitted to Friday’s for its prior written approval at the following stages, as appropriate to the medium used:  (i) at least one (1) sample of the rough concepts; (ii) at least one (1) sample of the layout, storyboard and/or script; and (iii) at least three (3) samples of the finished materials.  Licensee shall provide Fridays with copies of each form of Advertising Material published or distributed by Licensee, as well as links to or electronic copies of any online or electronic Advertising Materials.  Licensee shall provide such additional samples of Advertising Materials as Friday’s may reasonably request from time to time.

4.5                               Procedure.  Friday’s will use reasonable efforts to approve or disapprove any submissions of Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials within fifteen (15) Business Days after receipt thereof.  At each stage of the aforesaid approval process, Friday’s shall have the right to modify or disapprove any aspect of the samples delivered to Friday’s in its sole discretion, notwithstanding the prior approval of Friday’s of related samples at any earlier stage of the approval process.  The disapproval by Friday’s of any samples at any stage of the approval process shall constitute disapproval of such sample as a whole.  Friday’s failure to approve or disapprove within such period shall be deemed disapproval, unless Friday’s subsequently notifies Licensee of its approval; provided, however, that if Friday’s fails to respond in writing to any submission under Section 4.4., Licensee will send a reminder to Friday’s after fifteen (15) days and if such response is still not forthcoming within forty-five (45) days after receipt of Licensee’s submission, such failure shall be deemed to constitute approval of the submission.  No Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials shall be manufactured (except to the extent required to produce production samples), sold, distributed, promoted or otherwise used in any manner whatsoever without the prior written approval of Friday’s at each applicable successive stage as defined in Section 4.  Friday’s may keep all samples from each successive stage submitted by Licensee pursuant to this Section.  The price or value of samples furnished to Friday’s shall not be included in the calculation of Gross Sales.

4.6                               Responsibility for Compliance.  Any approval granted under this Agreement shall not alter Licensee’s sole responsibility for the Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, and Advertising Materials, and any content thereof, apart from the Licensed Materials.  Any approval of or assistance by Friday’s pursuant to this Agreement shall in no way constitute a certification by Friday’s that the Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials are in compliance with applicable laws, regulations, standards and industry practices, which responsibility shall remain at all times with Licensee.

4.7                               Failure to Obtain Approval.  Any Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials not approved in writing by Friday’s shall be deemed to be unlicensed and Licensee shall have no right to manufacture, sell, distribute or promote any such Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials.  If any unapproved Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials are manufactured, distributed, sold, promoted or otherwise used, Friday’s may, in addition to other remedies available to it, consult with Licensee to determine whether a Recall of the Licensed Product is appropriate under the circumstances and based on Licensee’s Recall Protocol.

4.8                               Modifications; Changes.  Any proposed modification in any material respect of the Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials must be submitted to Friday’s for written approval prior to manufacture, sale, distribution or promotion, as if it were a new Licensed Product, Packaging, nutritional label, ingredient list, taste, quality, or Advertising Material, and will be subject, among other things, to all of the requirements of Section 4.  Approval of a Licensed Product, Packaging, nutritional label, ingredient list, or Advertising Material which uses particular artwork does not imply approval of such artwork for use with a different Licensed Product, Packaging, nutritional label, ingredient list, or Advertising Material.  Approval of any Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, including the non-licensed components thereof, in a particular color, size, shape or placement (or in a particular color or shape, in the case of Advertising Materials, with the understanding that the placement and size of pre-approved Advertising Materials may vary with the advertising medium), does not constitute or imply approval of such Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials in any other color, size, shape or placement, or combination thereof.

4.9                               Preparation of Materials by Friday’s.  Licensee may, from time to time, request the assistance of Friday’s in the preparation or modification of Advertising Materials.  In the event Friday’s agrees to provide such assistance, Friday’s will provide Licensee with an estimate of the cost of such assistance at the then-prevailing commercial art rates available to Friday’s.  Upon Licensee’s written approval of the estimate, Friday’s will perform the work, deliver the materials to Licensee, and provide to Licensee an invoice upon completion.  Licensee shall pay Friday’s the amount of the invoice within thirty (30) days of the invoice date.  For the avoidance of doubt, any materials created by Friday’s under this Section shall be considered Licensed Materials under this Agreement, and their proposed use by Licensee shall be subject to the approval process in Section 4.  For the purposes of clarity, Friday’s assistance to Licensee under this Section does not alter Licensee’s responsibility for the content, display and use of any such materials including Licensee’s compliance with all applicable laws, regulations, standards and industry practices.

4.10                        Ongoing Conformance.  The Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, and Advertising Materials must conform in all material respects to the final production samples or finished materials approved by Friday’s.  At any time (and from time to time) during the Term, upon receipt of a written request from Friday’s, Licensee will promptly provide to Friday’s a reasonable number of samples of the Licensed Products, Packaging, nutritional labels, ingredient lists, or Advertising Materials, at no cost to Friday’s, for quality control inspection.  The value of all samples furnished to Friday’s shall not be included in the calculation of Gross Sales.  In the event Friday’s reasonably determines that: (i) any Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials do not conform in quality to samples previously approved by Friday’s; (ii) the quality of a Licensed Product originally approved by Friday’s has deteriorated in later production runs; (iii) the

Licensed Product is adulterated or mis-branded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended, or within the meaning of any state or other food and drug law or otherwise in violation of any law or regulation; (iv) the Licensed Product is un-saleable as a consumer food in the course of retail trade; or (v) the Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials have been altered, damaged, or do not meet the then existing standards of Friday’s, Friday’s may, in addition to other remedies available to it, consult with Licensee to determine whether a Recall of the Licensed Product is appropriate under the circumstances and based on Licensee’s Recall Protocol.

4.11                        Damaged or Defective Licensed Products.  Licensee shall not sell, give away, provide, ship, distribute or deliver to any individual, firm, corporation or entity (except as expressly provided herein or with the prior written approval of Friday’s) any damaged or defective Licensed Products, Packaging or Advertising Materials.  If any damaged or defective Licensed Products, Packaging or Advertising Materials are distributed by Licensee without the prior written approval of Friday’s, Friday’s may, together with any other remedies available to it, consult with Licensee to determine whether a Recall of the Licensed Product is appropriate under the circumstances and based on Licensee’s Recall Protocol.

4.12                        Approval Standards.  Whenever the approval of Friday’s is required under this Agreement (unless otherwise expressly provided), such approval may not be unreasonably delayed.

5.                                      MARKETING

5.1                               Marketing.  Subject to the terms and conditions of this Agreement, Licensee shall, at its sole expense, use diligent, good faith efforts to sell, market and promote the Licensed Products throughout the Territory.  All costs and expenses relating to such marketing activities and strategy shall be borne by Licensee, apart from the promotional/trade allowance described in the definition of Gross Sales.

5.2                               Minimum Expenditures.  During each Contract Year, Licensee shall spend (including promotional/trade expenditures as described in, and deductible from, the definition of Gross Sales) not less than [***] of Gross Sales for the previous twelve (12) months period on advertising, promotion and merchandising of the Licensed Products.

5.3                               Marketing and Distribution Plan Approval.  At least sixty (60) days prior to the Marketing Target Date, once determined by Licensee, for each of the categories of new Licensed Products —  (i) Popcorn, (ii) Snack / pub mixes, (iii) Tortilla chip, and (iv) Corn snacks — outlined in Section 1, Licensee shall provide to Friday’s a written marketing and distribution plan for such Licensed Products.  Licensee shall further provide to Friday’s an updated written marketing and distribution plan for such Licensed Products, as Friday’s may reasonably request from time to time.  Each such plan shall include a distribution list identifying the types of entities to which Licensee will or plans to distribute the Licensed Products, a description of the Licensed Products, and planned advertising, marketing and promotions and dates therefor.  Licensee shall not proceed with the implementation of a marketing and distribution plan or any substantial modification of such plan, including changes in its distribution network, without obtaining the prior written approval of Friday’s.  If Friday’s fails to respond or approve any plan or modification within forty-

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five (45) days of a written description of such program or modification, such failure shall be deemed to constitute approval of the proposed plan or modification.  In the event Licensee fails to materially comply with the marketing and distribution plan for any specific Licensed Product subject to the foregoing within twelve (12) months following its respective Marketing Date, then the grant of that portion of the Licensed Product will be removed from the definition of Licensed Products unless such failure is reasonably cured by Licensee within thirty (30) days of receipt of written notice from Friday’s under this Section.

5.4                               Premiums.  No Licensed Products may be used as Premiums, nor may Licensee manufacture, distribute, advertise or sell any items to be used as Premiums in connection with the Licensed Product, without prior written approval of Friday’s.  Licensee shall provide to Friday’s a detailed description of any proposed use of Premiums hereunder, including information about the quantity of merchandise and the purpose of the program, and any additional information reasonably requested by Friday’s.  Notwithstanding the foregoing, Friday’s shall be deemed to approve in advance the practice of providing up to [***] of each Licensed Product per store as “free fill,” (where applicable) and no Earned Royalties shall be due on such Premiums.  If Friday’s fails to respond or approve any such request within thirty (30) days after receipt of this information, such failure shall constitute a disapproval of the proposed use.  If Licensee uses Premiums without the prior written approval of Friday’s, Friday’s shall have the option to require Licensee to pay full Earned Royalties on all Products used as Premiums.

6.                                      PAYMENTS AND STATEMENTS

6.1                               Gross Sales.  For purposes of calculation of Gross Sales, a “sale” shall be deemed to have taken place when the Licensed Products are shipped, transferred or invoiced by Licensee, whichever occurs first. Whenever Licensed Products are transferred in whole or in part in transactions where the transferee is an Affiliate of Licensee, the invoice price shall be deemed to be the price quoted to non-Affiliate buyers of the same type as transferee for similar Licensed Products.  Except as otherwise permitted herein, Licensee shall not sell Licensed Products for non-monetary consideration, at reduced prices, to inventory liquidators, in job lots, closeouts, or remainder sales, except, in each case, with the prior written consent of Friday’s.

6.2                               Advance.  Licensee shall pay Friday’s the nonrefundable Advance upon execution of this Agreement and as otherwise indicated in the Section 1.  No portion of the Advance will be refundable to Licensee at any time.

6.3                               Earned Royalties.  Licensee shall pay Friday’s the Earned Royalties for each calendar quarter during the Contract Year in arrears.  If, at the end of any Contract Year or on expiration or termination of this Agreement, the Earned Royalties paid to Friday’s are less than the Minimum Guarantee for that Contract Year (pro-rated in the event the last Contract Year is only a partial year), Licensee shall immediately pay the difference to Friday’s.  Friday’s acknowledges that as set forth in the Prior Agreement, (i) Licensee had a pre-existing $10 million per year business under which it sold Tato Skins® brand snack chips as “Vending Products” within certain portions of the Territory (“Vending Products” are defined as products which are both sold to vending distributors and are 1.75 ounces or less in stated weight); (ii) the parties agreed in the Prior Agreement that Licensee could replace such sales through the packaging and distribution of substantially similar Licensed Products as Vending Products under the Marks, and Licensee

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exercised such replacement right; and (iii) upon such conversion and replacement, Licensee was not required for the term of the Prior Agreement to pay Earned Royalties on and could deduct from the calculation of Gross Sales the sale of such Vending Products under the Marks to the extent that Gross Sales of such Vending Products in a calendar quarter did not exceed the gross sales of the Tato Skins® brand Vending Products for the last corresponding seasonal quarter (i.e., 1st, 2nd, 3rd or 4th quarter) preceding the date of Licensee’s written notice to Friday’s of exercise of the conversion right under the Prior Agreement.  The parties agree that this same treatment provided for in the Prior Agreement will carry over into this Agreement through Contract Year 5 (but not thereafter) resulting in certain deductions from Total Sales by Licensee in connection with its continued sale of Vending Products; provided, however, that the total amount of deductions allowed from Total Sales under the prior sentence will be phased out over time and may not exceed:  (i) [***] in Contract Year 1; (ii) [***] in Contract Year 2; (iii) [***] in Contract Year 3; (iv) [***] in Contract Year 4; and (v) [***] in Contract Year 5.  By way of example:  if the Gross Sales of such Vending Products under the Marks for the 3rd calendar quarter of 2014 equals $3,000,000, and the reference quarterly gross sales of Tato Skins® brand Vending Products was $2,500,000 for the same calendar quarter, then Licensee would only pay Earned Royalty based on Gross Sales equal to the difference — $500,000 ($3,000,000 - $2,500,000).

6.4                               Royalty Statements.                                 Within thirty (30) days after the close of each calendar quarter during the Term, Licensee shall deliver to Friday’s a Royalty Statement of all transactions relating to the Licensed Products during the prior calendar quarter, regardless of whether any payments are then due.  Such Royalty Statement shall be in the form attached hereto as Exhibit D, as may be reasonably amended by Friday’s, including the number of each type of Licensed Product sold in the Territory during the calendar quarter in question, the Distribution Channels for each such Licensed Product, and the total Gross Sales and Earned Royalty for each such Licensed Product; and the total Earned Royalties for all Licensed Products, together with any other information reasonably requested by Friday’s.  The Royalty Statement for the month ending each December 31 additionally shall contain summary information for each month of that Contract Year and shall be duly certified by an officer of Licensee to be true and accurate.

6.5                               Payments.  Within thirty (30) days after the close of each calendar quarter during the Term, all payments due from Licensee hereunder shall be paid to Friday’s in full in United States Dollars.  All payments and any applicable interest shall be made payable to Friday’s by wire to the account provided below, or as otherwise instructed by Friday’s:

By Wire:	Bank Name — [***]
Routing Number — [***]

Account Name — [***]
Account Number — [***]

Reference:	Friday’s License Agreement No.

Wire transfer fees as well as all other bank fees related to any payments required to be made by Licensee under this Agreement shall be the sole expense of Licensee, so that Friday’s shall receive the full amount of all payments without reduction.

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6.6                               Delay.  In the case of delay in payment by Licensee to Friday’s of any amounts due hereunder, interest at twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less, shall be assessed from the first day following the date such payment was due and payable to Friday’s until the date such payment is deposited with Friday’s.

6.7                               Receipt of Payments.  The receipt or acceptance by Friday’s of any statement furnished or any payments made pursuant to this Agreement shall not preclude Friday’s from questioning the accuracy, completeness or sufficiency thereof at any time.  In the event that any inconsistencies or mistakes are discovered in such statements or payments and Licensee does not dispute the finding, Licensee shall immediately rectify such inconsistencies or mistakes and pay any amounts due to Friday’s as provided hereunder.  In the event that Licensee disputes the findings, Licensee shall provide documentation to support its position to Friday’s within fifteen (15) Business Days.  The parties agree to work in good faith to resolve the dispute within thirty (30) days thereafter, and any amounts owed by Licensee shall be paid within seven (7) days of the resolution.

6.8                               Taxes.  Licensee may (i) withhold from payment of the Advance, Minimum Guarantee true-up or Earned Royalties any applicable tax, duty, fee or other government charge, including transfer, sales, use, consumption, value-added, excise, import or export taxes and custom duties, but not taxes based on its income (collectively, “Taxes”); (ii) pay such Taxes to the appropriate authority; and (iii) upon request, deliver to Friday’s receipts certifying that such Taxes have been paid.

6.9                               Friday’s Option to Purchase.                                       Friday’s shall have the option in its sole discretion to purchase from Licensee for use by Friday’s, TGIF or their Affiliates in the exercise of any rights reserved or otherwise retained by Friday’s pursuant to this Agreement, any Licensed Products in reasonable quantities from available stock at the best price given by Licensee to any of Licensee’s customers, minus [***]; provided, that if such Licensed Products are purchased by Friday’s for use as Premiums or for non-resale, promotional uses, the purchase price shall be the lower of (i) the price stated above, or (ii) Licensee’s cost of manufacture plus [***].  Sales to Friday’s shall not be included in the calculation of Gross Sales, and shall be subject to sales, use and similar taxes where applicable.

7.                                      BOOKS AND RECORDS; AUDITS

7.1                               Books and Records.  Licensee shall keep, maintain and preserve, during the Term and for at least seven (7) years thereafter from the year of creation with regard to any financial, sales or tax payment information, and five (5) years for all other records, or longer if required by the Internal Revenue Service, complete and accurate books of accounts and records covering all transactions relating to this Agreement, and Licensee’s manufacture, distribution, sale, promotion and marketing of the Licensed Products, including accounts and records of the computation of Gross Sales in accordance with generally accepted accounting principles (consistent with the definition of “Gross Sales” herein), accounts and records used in calculating and completing Royalty Statements, and sales by Licensed Product, by retailer, by region, and by style and/or presentation.

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7.2                               Audit.  Friday’s and/or its duly authorized representatives shall have the right, during regular business hours, during the Term of this Agreement (and for two (2) years thereafter in the case of books of accounts and records), to examine such books of accounts and records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter of this Agreement, and to examine and audit any facilities, sites or plants used by Licensee, its third party manufacturers or any other parties engaged by Licensee in the production, manufacture, distribution, storage, advertising or promotion of any Licensed Products, Packaging or Advertising Materials; provided, however, that each such access and examination relating to accounts and records shall be limited to no more than one examination during any given calendar year (unless any material error is found which may require a subsequent audit to ensure such error is resolved), shall be taken upon no less than thirty (30) days written notice to Licensee at a time convenient to Licensee, and shall not unduly disrupt Licensee’s normal business activities. Such audits shall be in addition to, and not a limitation of, Friday’s audit rights under Exhibit G.  Friday’s shall have free and full access and the right to make extracts or photocopies of any relevant record.  Licensee shall cooperate and shall cause its third parties to cooperate fully with Friday’s or its authorized representatives in any such audit and provide them with such assistance as Friday’s or its authorized representatives may reasonably request to conduct the audit.

7.3                               Audit Findings.  Upon completion of an audit, in the event that an underpayment or overpayment of the Earned Royalties is demonstrated by the audit (a copy of which will be provided to Licensee), such amount shall be paid or refunded, as appropriate, within thirty (30) days after such amount has been determined and agreed to by the parties; provided that Licensee shall pay interest on any underpayment from the date such underpayment was originally due until paid in full, at the rate of twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less.  If any audit discloses an underpayment of Earned Royalties for the period subject to audit of five percent (5%) or more, then Licensee shall reimburse Friday’s for the actual and reasonable costs and expenses incurred in connection with such audit, including, without limitation, the actual and reasonable costs of travel and wage expenses of the auditors, and shall immediately pay any amounts due.

7.4                               Corrective Action.  Upon completion of an audit, Friday’s may provide notice to Licensee of any deficiencies, weakness or risks demonstrated by the audit and may, in its reasonable direction, require that Licensee take commercially reasonable corrective action concerning the audit findings including potential termination of use of any third party or premises unless timely cure is effected as described in Section 2.6.

8.                                      REPRESENTATIONS BY FRIDAY’S

8.1                               Representations.  Friday’s represents, warrants and covenants that: (i) Friday’s is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota; (ii) Friday’s has full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (iii) Friday’s has full right, power and authority to grant the rights, licenses and privileges hereby granted to Licensee; (iv) Friday’s owns or has the rights to use the Marks identified in Exhibit A, including any amendments to such Exhibit made during the Term, in the manner licensed hereunder; (v) the Licensed Materials do not and will not infringe upon or violate the copyright, trademark, patent, or other proprietary or property rights of any person or entity; and (vi) Friday’s has not heretofore granted to any other party any right, license or privilege with respect to the Licensed Materials which is in conflict with the rights granted to Licensee herein and, subject to the terms and conditions hereof, will not do so during the Term of this Agreement.

8.2                               Disclaimer.  Friday’s makes no representations, warranties or covenants apart from the foregoing, and expressly disclaims all other warranties of any kind, express or implied, including the implied warranties of merchantability, fitness for a particular purpose and non-infringement, and any implied warranties arising from a course of dealing or course of performance.

9.                                      REPRESENTATIONS BY LICENSEE

9.1                               Licensee represents, warrants and covenants that: (i) Licensee is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) Licensee has full right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement by Licensee and the consummation of the transactions contemplated hereby have been duly authorized; (iii) this Agreement constitutes a valid and binding obligation of Licensee and no other act, approval or proceedings on the part of Licensee or any other person or entity is required to authorize the execution and delivery of this Agreement by Licensee or the consummation of the transactions contemplated hereby; (iv) this Agreement and the execution and delivery of this Agreement by Licensee do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of or constitute a default (whether with notice or with the passage of time or both) or require any consent under (a) Licensee’s Articles of Incorporation or By-laws, (b) any law or regulation to which Licensee or any of its subsidiaries is subject, or (c) any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Licensee or any of its subsidiaries is a party or by which Licensee or any of its subsidiaries or any of their respective assets or properties is bound; (v) all materials created or contributed by or on behalf of Licensee, including Licensed Products, Packaging and Advertising Materials, are and will be either (a) Licensee’s sole, exclusive and original work and all of Licensee’s personnel who worked on or contributed to the Licensed Products are employees of Licensee in the United States who were acting within the scope of their employment; or (b) works which Licensee controls, or which it has previously been granted the necessary assignment, licenses, consents, waivers and rights to enable Licensee to use the works in connection with the Licensed Products, Packaging and Advertising Materials as provided herein and to assign the works to Friday’s without imposing any obligation on Friday’s; (vi) all Licensed Products, Packaging and Advertising Materials shall at all times (a) conform with the standards for product quality, design, styling, packaging, labeling and sales promotion, as described in Section 4 and the Exhibits to this Agreement; (b) conform to the statements made on the packaging, container and/or label of each such Licensed Product; (c) be of uniform quality and fit for the purposes for which each such Licensed Product is intended; and (d) be produced, packaged, labeled, distributed, promoted and advertised in compliance with all applicable laws, rules, regulations and industry standards; (vii) except for the Licensed Materials, Licensee owns all right, title and interest in and to its trademarks, service marks, logos or symbols used in connection with the Licensed Products or has the authority to use such as permitted herein; (viii) except for the Licensed Materials, the Licensed Products, Packaging and Advertising Materials do not and will not infringe upon or violate the copyright, trademark, patent, or other proprietary or property rights of any person or entity; (ix) the Licensed Products will be of good quality in design, material, and workmanship and will be suitable for their intended purpose; (x) no injurious, deleterious, or toxic substances will be used in or on the Licensed Products; (xi) the Licensed Products or any portion thereof will not cause harm when used in a foreseeable manner; (xii) none of the Licensed Product will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended (the “FD&C Act”) or within the meaning of any state or other food and drug law, or will be rendered un-saleable as a consumer food in the course of retail trade by actions within the control of Licensee; (xiii) that the Licensed Product will not be produced or shipped in violation of the FD&C Act or other health laws; (xiv) Licensee shall comply with Licensee’s Recall Protocol and any regulatory agency’s directions regarding Recalls of the Licensed Product, and any announcements concerning the affected Licensed Product; and (xv) Licensee will, at its own expense, comply with all applicable laws, rules, regulations and industry standards, including those relating to the operation of Licensee’s or its manufacturers’ plants, employment practices, the design, manufacture, sale and distribution of the Licensed Products, including the labeling thereof and including safety standards and testing of the Licensed Products.

9.2                               Disclaimer.  Licensee makes no representations, warranties or covenants apart from the foregoing, and expressly disclaims all other warranties of any kind, express or implied, including the implied warranties of merchantability, fitness for a particular purpose and non-infringement, and any implied warranties arising from a course of dealing or course of performance.

10.                               INDEMNIFICATION

10.1                        Indemnification by Friday’s.  Friday’s will defend, indemnify and hold harmless Licensee and its Affiliates and their respective licensees, directors, officers, employees, agents, shareholders, affiliates, successors and assignees against third party Claims and Costs (as defined in Section 10.3 below) arising out of or in connection with (i) any alleged or actual infringement, misappropriation or other violation of intellectual property rights of any third party based on Licensee’s use of any Licensed Materials in accordance with the terms and conditions of this Agreement, except to the extent that any such Claims are based on Licensee’s Intellectual Property; or (ii) a breach by Friday’s of any representation, warranty, covenant or other term or provision of this Agreement hereunder.  Friday’s shall have the sole right to make all decisions, judgments and elections in connection with such Claims; and settle or compromise such Claims in its sole discretion.

10.2                        Indemnification by Licensee.  Licensee will defend, indemnify and hold harmless Friday’s, TGIF and their Affiliates, and their respective franchisees, licensees, directors, officers, employees, agents, shareholders, affiliates, successors and assignees against third party Claims and any related Costs (as defined in Section 10.3 below) arising out of or in connection (i) a breach by Licensee of any representation, warranty, covenant, or other term or provision of this Agreement; (ii) any negligent, tortious or otherwise wrongful act or omission of Licensee or third parties acting on its behalf with respect to the performance of its obligations or the activities contemplated under this Agreement; (iii) the alleged or actual infringement, misappropriation or other violation of intellectual property rights of any third party to the extent provided or caused by Licensee or any third party acting on its behalf, or based on Licensee’s Intellectual Property or the intellectual property of any third party acting on its behalf, the Licensed Products, Packaging or Advertising Materials (apart from the Licensed Materials); (iv) any product safety risk, Recall or market withdrawal of the Licensed Products initiated pursuant to Licensee’s Recall Protocol pursuant to a request from a regulatory agency with jurisdiction over the Licensed Products; (v) any defect or alleged defect in the Licensed Products; and (vi) any Subcontractor Agreement with any third party manufacturer and any act or failure to act of any party to such Subcontractor Agreement, and in each case, to the extent attributable to Licensee’s actions or omissions but only to the extent such act or failure would be subject to indemnification if committed directly by Licensee.  Licensee will further defend, indemnify and hold harmless Friday’s, TGIF and their Affiliates, and their respective franchisees, licensees, directors, officers, employees, agents, shareholders, affiliates, successors and assignees against any Claims or Costs for (a) harm or damage to the goodwill of any of Friday’s of its Affiliates’ brands, or (b) decreases in sales at Friday’s company-owned, company-operated or franchised restaurants ((a) and (b) collectively, the “Indirect Damages”), to the extent attributable to Licensee’s acts or omissions with respect to the performance of its obligations under this Agreement and both causation and degree of damage is proved in accordance with the requirements of applicable law; provided, however, in no event shall Licensee’s total liability for the Indirect Damages exceed the total amount of  [***].  For the purposes of clarity, in no event will franchisees of TGIF be considered third parties for purposes of this Section 10.2 if their claims are based on Licensee’s use of the Licensed Materials as permitted under this Agreement.  Licensee may not settle any Claim that either (i) imposes any material obligation, (ii) fails to release, or (iii) admits any liability on the part of Friday’s or TGIF or their Affiliates without Friday’s prior written consent.

10.3                        Claims Process.  As an express condition precedent to the indemnification obligations set forth in this Section 10, the party or related entity seeking indemnification (“Indemnified Party”) will provide the party from which indemnification is sought (“Indemnifying Party”) with prompt written notice of the existence of any such Claim; the Indemnified Party shall be allowed the right to control the defense of the Claim (and to settle or compromise the Claims provided such settlement does not materially impair the Indemnified Party’s rights under this Agreement); and the Indemnified Party shall reasonably cooperate in the Indemnifying Party’s defense or settlement of any such Claim and provide non-financial assistance at the Indemnifying Party’s request.  The Indemnified Party shall have the right to participate in the defense of any such Claim at its expense and through counsel of its choosing. The foregoing indemnifications shall survive the expiration or termination of this Agreement.  “Claim(s)” means a claim, suit, action, demand, investigation, inquiry or proceeding brought by a third party or governmental entity against the respective Indemnified Party.  “Costs” means judgments, losses, payments, costs, charges, expenses (including reasonable attorney’s, accounting, investigator, experts and consulting fees, disbursements, court costs and litigation expenses), damages, liabilities, settlements, fines, interest, penalties, reasonable costs of advertising material and media time/space, all expenses of recall, refunds, public notices, lost profits (but only to the extent the Indemnifying Party is otherwise responsible for such under the terms of this Agreement) and other similar amounts.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

11.                               INSURANCE

11.1                        Insurance.  Without limiting Licensee’s liability to Friday’s hereunder, Licensee, at its sole expense, will obtain and maintain, uninterrupted throughout the Term, including any warranty periods, from an insurance company reasonably acceptable to Friday’s (provided that Friday’s acknowledges that all insurance companies in use by Licensee as of the Effective Date are acceptable), authorized to transact business in the states or other jurisdictions where operations will be performed by Licensee, with a rating by A.M. Best of A- or better, and class VII or better, insurance policies of the types and in the amounts described below:

(i)                                     Commercial General Liability: Commercial general liability (“CGL”) insurance and, if necessary, excess insurance, with a limit of not less than $5,000,000 per occurrence, bodily injury or property damage liability; $5,000,000 per offense, personal and advertising injury liability; $5,000,000 products-completed operations aggregate; and $20,000,000 general aggregate applicable to claims other than products-completed operations.

(ii)                                  Product Liability:  Product liability insurance with limits of liability of not less than $1,000,000 per person and $2,000,000 per occurrence, plus $20,000,000 in umbrella liability coverage.

(iii)                               Product Recall:  Product recall coverage with a limit of not less than $5,000,000.  Such insurance shall cover costs associated with notifying customers, and to refund, repair, or replace any Licensed Product.

11.2                        Deductibles and Self-insured Retentions. The funding of deductibles and self-insured retentions maintained by Licensee shall be the sole responsibility of Licensee, including any amounts applicable to deductibles or self-insured retentions applicable to claims involving Friday’s as an additional insured.  Any self-insured retentions in excess of $100,000 must be declared to Friday’s.

11.3                        Severability of Interest.  Except with respect to the limits of insurance, Licensee’s required insurance shall apply separately to each insured or additional insured.

11.4                        Additional Insured. Friday’s, TGIF, their Affiliates and their officers, directors, employees, and agents shall be included as additional insureds under such policies, with respect to liabilities arising out of both the ongoing and completed operations of Licensee.  Such additional insured coverage shall be subject to the terms of ISO additional insured endorsement forms CG 2015 for CGL, or substitute form(s) providing equivalent coverage. Additional insured coverage afforded by Licensee’s insurance policies shall be primary and non-contributing with respect to any insurance or self-insurance available to Friday’s, TGIF, their Affiliates or their officers, directors, employees, and agents.  Any other insurance or self-insurance maintained by Friday’s, TGIF, their Affiliates or their officers, directors employees, and agents shall be excess of, and non-contributory with, the coverage afforded by Licensee’s insurance policies.

11.5                        Waiver of Subrogation.  Licensee agrees to waive all rights of subrogation against Friday’s, TGIF, their Affiliates and their officers, directors, employees and agents, with respect to any loss, damage, claims, suits or demands.

11.6                        Hold Harmless.  Licensee’s maintenance of the insurance required hereunder shall in no way limit any obligation Licensee may have hereunder or otherwise to indemnify, reimburse, defend or otherwise hold Friday’s, TGIF, their Affiliates and their officers, directors, employees, and agents harmless as provided herein or under the law.  Licensee’s failure to maintain the insurance required hereunder shall constitute a material breach of this Agreement, provided that Licensee shall have at least ten (10) Business Days to cure any breach alleged by Friday’s under this Section 11.

11.7                        Notice of Cancellation / Material Change / Nonrenewal.  All insurance required within shall not be cancelled or non-renewed without at least thirty (30) days’ prior written notice from Licensee to Friday’s.

11.8                        Certificates of Insurance.  Licensee will furnish certificate(s) of insurance to Friday’s as of the Effective Date, showing compliance with the provisions of this Section 11.  Such certificate shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that Friday’s shall receive thirty (30) days written notice prior to termination or material reduction of the coverage.  Renewal certificates are to be provided to Friday’s promptly as soon as available.  The certificate(s) of insurance shall be subject to approval of Friday’s, but failure of Friday’s to request such certificate or other evidence of Licensee compliance with insurance requirements, or failure of Friday’s to identify deficiencies from evidence that is provided, shall in no way limit or relieve Licensee of its obligations to maintain such insurance.

11.9                        Indemnity Provisions.  Nothing contained in this Section 11 shall be deemed to limit, in any way, the indemnification provisions of this Agreement.

12.                               CONFIDENTIAL INFORMATION

12.1                        Confidential Information.  Confidential Information of either party (a “disclosing party”) may have been or may be furnished to or learned by the other party (a “receiving party”) in the course of their dealings under this Agreement, including during the discussions between the parties leading up to entry into this Agreement.   Friday’s and Licensee specifically acknowledge and agree that, except as specifically authorized in this Agreement or otherwise authorized in writing by the disclosing party, (i) a receiving party shall have no rights in or to the Confidential Information of the disclosing party; (ii) a receiving party shall at all times treat the Confidential Information of the disclosing party in a strictly confidential manner, and shall not disclose, divulge or permit others to disclose or divulge such Confidential Information; and (iii) a receiving party shall not use or permit others to use for their own account or benefit any of the Confidential Information of the disclosing party.  Friday’s Confidential Information includes the Licensed Materials to the extent they are Confidential Information and Friday’s communications with Licensee pursuant to this Agreement.  Licensee’s Confidential Information includes Licensee’s communications with Friday’s pursuant to this Agreement but shall not include the Licensed Materials, Packaging, Advertising Materials, or any proposed presentation of the Marks (or any other mark suggested by Licensee to be used hereunder) created, suggested or furnished by Licensee and all such presentations shall be the sole and exclusive property of Friday’s.  The business terms relating to this Agreement (such as pricing, minimum targets, scope of licenses) will be deemed the Confidential Information of each party.

12.2                        Limited Disclosure.  A receiving party may disclose Confidential Information of the disclosing party only to those of the receiving party’s employees, manufacturers, distributors, creative agencies, advertising agencies, attorneys, accountants, other agents and representatives or Affiliates (collectively, “Related Parties”), who have a need to know in the course of directly performing services for or in connection with this Agreement, and who have agreed in writing to comply with the terms and conditions of this Section 12 in the same manner as the parties are bound hereby, with each receiving party remaining responsible for the actions and disclosures of its Related Parties.  Each receiving party will adopt and implement reasonable procedures prescribed from time to time by the disclosing party to prevent unauthorized use, disclosure of or access to the disclosing party’s Confidential Information.

12.3                        Disclosure to Authorities.  In the event that any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.

12.4                        Improper Disclosure.  Each party shall promptly notify the other party if it becomes aware of any unauthorized use or disclosure (whether through negligence or otherwise) of any Confidential Information of the other party, and shall cooperate with the disclosing party’s effort to remedy such disclosure.  Each receiving party shall take timely and vigorous legal and other appropriate action at its expense against any Related Parties who either wrongfully use or wrongfully disclose any portion of the disclosing party’s Confidential Information.  In the event that the disclosing party is not reasonably satisfied that the receiving party’s actions will adequately protect and preserve the confidential nature of its Confidential Information, the disclosing party shall have the right to take reasonable action against the Related Parties at the expense of the receiving party.

12.5                        Duration.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section shall survive the expiration or termination of this Agreement or any license granted hereunder.  The provisions of this Section shall be in addition to, and not in lieu of, any and all common law, statutory or other rights of confidentiality to which Friday’s and Licensee may be entitled.

13.                               CUSTOMER SERVICE

Handling of Complaints.  Upon request by Friday’s, Licensee shall advise Friday’s in writing of the manner in which it proposes to handle and/or handled a particular complaint or group of complaints from retailers, exporters, resellers or consumers.  Friday’s shall forward to Licensee for handling any consumer complaints it may receive concerning the Licensed Products, Packaging, or Advertising Materials.  In the event of a material group of related complaints relating to a Licensed Product, the issue will be escalated to senior management of both companies and the parties will negotiate in good faith on appropriate responses to the relevant market.

14.                               TERMINATION

14.1                        Termination for Cause.  Without prejudice to any other rights, either party shall have the right to terminate this Agreement (i) for material breach, provided such failure is not corrected within thirty (30) days after receipt of written notice from the non-breaching party, or (ii) if the other party is unable to pay its obligations when due, makes any assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is the subject of an involuntary bankruptcy petition (which remains undismissed for 90 days), is adjudicated bankrupt or insolvent or has any receiver, liquidator, or trustee in bankruptcy or insolvency appointed for its business or property.

14.2                        Termination by Friday’s.  Without prejudice to any other rights, Friday’s shall have the right to terminate this Agreement and/or specific licenses granted to Licensee as follows:

14.2.1              For failure to make payments due to Friday’s or deliver Royalty Statements to Friday’s, or failure to abide by the Customer Service requirements, Friday’s may terminate this Agreement for material breach if such failure is not corrected within ten (10) Business Days after written notice by Friday’s.

14.2.2              If for any three (3) month period during the Term, Licensee does not following the relevant Marketing Target Date diligently and commercially promote, distribute and sell a specific new Licensed Product (Popcorn, Snack /pub mixes, Tortilla chips or Corn snacks) within a specific country within the Territory, Friday’s may terminate Licensee’s rights to distribute the relevant new Licensed Product within such country upon thirty (30) days’ prior notice unless within such notice period Licensee shall have commenced such diligent and commercial promotion.

14.2.3              For each current Licensed Product sold under the Prior Agreement, Licensee will have a twelve (12) month ramp-up period from the Effective Date to commence diligent and commercial promotion, distribution and sale of the Licensed Product in each new country in the Territory that was not part of the defined Territory in the Prior Agreement.  If for any three (3) month period during the Term, Licensee does not following such ramp-up period diligently and commercially promote, distribute and sell a specific current Licensed Product within a specific added country within the Territory, Friday’s may terminate Licensee’s rights to distribute the relevant current Licensed Product within such added country upon sixty (60) days’ prior notice unless within such notice period Licensee shall have commenced such diligent and commercial promotion.  Additionally, if for any three (3) month period during the Term (for the avoidance of doubt, commencing on the Effective Date), Licensee does not diligently and commercially promote, distribute or sell a specific current Licensed Product within the Territory granted under the Prior Agreement, Friday’s may terminate Licensee’s rights to distribute the relevant current Licensed Product within such country upon sixty (60) days’ prior notice unless within such notice period Licensee shall have commenced such diligent and commercial promotion.

14.2.4              If Friday’s or Licensee is ordered to withdraw, discontinue, remove or recall a Licensed Product by a government or governmental agency, regulatory body, court or the like, Friday’s may terminate Licensee’s rights to distribute the relevant Licensed Product within the relevant Territory where the order applies upon thirty (30) Business Days’ notice.

14.2.5              If Licensee or its agents, manufacturers or subcontractors engaged in the production, manufacture or distribution of the Licensed Product, fails any audit, or any health or quality inspection of a third party agency or Friday’s conducted under this Agreement, Friday’s may terminate this Agreement for material breach if such failure is not corrected within ten (10) Business Days after written notice by Friday’s.

14.2.6              If Licensee fails to obtain or maintain all insurance in the amount and/or the type provided for under Section 11, Friday’s may terminate this Agreement for material breach if such failure is not corrected within ten (10) Business Days after written notice by Friday’s.

14.2.7              If during any continuous twelve (12) month period Friday’s gives more than four (4) valid termination notices to Licensee pursuant to this Section, regardless of subsequent cure by Licensee, Friday’s may terminate this Agreement for material breach upon  ten (10) Business Days’ notice.

14.2.8              For a Change of Control, as provided in Section 16.5.

14.2.9              In the event this Agreement or Licensee’s performance hereunder negatively impacts the Friday’s brand and/or restaurant sales, as reasonably demonstrated and/or quantified to Licensee by Friday’s, Friday’s may terminate this Agreement upon thirty (30) days’ written notice to Licensee.  A termination under this Section 14.2.9 shall not be deemed to be due to an event of breach by Licensee under this Agreement or subject Licensee to the payment of any Minimum Guarantees for the Contract Year in which the termination is effective, but will not impact any indemnification obligations of Licensee under this Agreement.

14.3                        Termination for Certain Licensed Product(s).  If Friday’s has the right to terminate as provided in this Section 14, Friday’s may elect, in its sole discretion, to terminate the Agreement only as to certain Licensed Product(s), Distribution Channels or jurisdictions within the Territory; provided that, in such case, the Agreement as to the non-terminated Licensed Product(s), Distribution Channels or jurisdictions within the Territory shall remain in full force and effect, and Friday’s shall have all rights and remedies under this Agreement with respect to the terminated Licensed Product(s), Distribution Channels or jurisdictions within the Territory, including prorated portions of the Minimum Guarantee.

14.4                        Sell-Off Period. Upon termination or the expiration of this Agreement, Licensee shall promptly provide Friday’s with an accurate inventory of all Licensed Products and Advertising Materials in inventory or in the process of manufacture as of the date of termination or expiration.  Friday’s will allow Licensee to sell for a period of three (3) months immediately following expiration or termination, reasonable volumes of the Licensed Products (such reasonable volume shall not be materially different from historic sales and inventory levels) in inventory or in the process of manufacture as of the date of termination or expiration.  Notwithstanding the foregoing, in the event of a termination hereof by reason of Licensee’s default with respect to Licensee’s (i) use or presentation of the Marks, or (ii) production of Licensed Products which do not meet the standards set forth in this Agreement, all rights of

Licensee hereunder shall immediately terminate and Licensee shall have no right to sell any remaining inventory bearing the Marks (including work in process), all of which shall be destroyed by Licensee, and certified by Licensee to Friday’s as destroyed.  Any such sales shall be subject to payment of all Earned Royalties, and shall comply with all terms of this Agreement.  Any such sales during the sell-off period shall be on a non-exclusive basis.  Upon termination or the expiration of any sell-off period, Licensee shall promptly provide Friday’s with an accurate inventory of all Licensed Products and Advertising Materials in inventory or in the process of manufacture as of the end of the sell-off period, and shall offer up any such remaining Licensed Products and Advertising Materials for Friday’s to purchase at Licensee’s cost, in Friday’s sole discretion.

14.5                        Effect of Termination or Expiration.

14.5.1              Rights and Obligations.  Termination of the Agreement under the provisions of this Section 14 shall be without prejudice to any rights or claims which either party may otherwise have against the other.   Notwithstanding any termination or expiration of this Agreement, each party shall have and hereby reserves all rights and remedies which it has or which are granted to it by operation of law, including rights to enjoin the unlawful or unauthorized use of the Licensed Products or the Advertising Materials.

14.5.2              Amounts Due.  Within fifteen (15) days of the expiration or termination of this Agreement, or following completion of any sell-off period, all payments and statements shall become immediately due and payable, including balances due on any applicable Minimum Guarantees for the remainder of the Term.

14.5.3              Cease Use and Rights Revert.  Upon expiration or termination of this Agreement, or upon completion of any sell-off period, Licensee will immediately discontinue making any representations regarding its status as a licensee of Friday’s; will immediately cease conducting any activities with respect to the production, sale, distribution, promotion or advertising of the Licensed Products; will immediately cease all use of the Advertising Materials and will not use the Licensed Products, Advertising Materials or Licensed Materials thereafter, and all rights granted to Licensee hereunder will automatically terminate and revert to Friday’s.

14.5.4              Deliver Property.  Upon the expiration or any termination of this Agreement, or upon completion of any sell-off period, each receiving party, for itself and its Related Parties, will promptly destroy or deliver to the disclosing party all written and other tangible originals and copies of the Confidential Information of the disclosing party in its possession or control, and Licensee also shall destroy or deliver to Friday’s any other tangible materials bearing the Licensed Materials, without retaining any copies thereof, and shall provide certification of such destruction or delivery by an officer of such party to the disclosing party upon its request.

14.5.5              Disposition of Licensed Products and Advertising Materials.  Upon the expiration or any termination of this Agreement, or upon completion of any sell-off period, all unsold Licensed Products and unused Advertising Materials or Packaging remaining in Licensee’s or its Related Parties’ possession or control shall be destroyed by Licensee within ten (10) Business Days, and Licensee shall promptly provide certification of such destruction by an officer of Licensee to Friday’s.

14.5.6              Survival.  Any provision that, by its nature, survives termination or expiration of this Agreement, will survive termination or expiration.  All rights of action arising from or related to this Agreement that accrue during the Term, and any remedies for such claims, both legal and equitable, will survive termination or expiration of this Agreement.

15.                               REMEDIES

15.1                        Equitable Remedies.  Any breach of this Agreement by either party, or any third party acting on its behalf, may cause irreparable injury for which the other party shall be entitled to specific performance and injunctive or other equitable relief, in addition to any other remedies.  The parties agree to waive any requirement for the securing or posting of any bond in connection with such remedy.  In the event a party has provided the other party with a notice of default and such party has failed to meet the applicable cure period specified herein, the party in breach will not raise the defense of an adequate remedy at law in any such proceeding.  Each party acknowledges and agrees that the provisions of this Section are reasonable, necessary and commensurate with the need to protect the other party against irreparable harm and to protect its legitimate and proprietary business interests and property.

15.2                        Rights Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

16.                               ASSIGNMENT

16.1                        No Assignment.  Subject to Section 16.5, upon sixty (60) days’ prior written notice to Friday’s (or as much prior written notice as is possible), Licensee may assign or transfer its complete rights and obligations under this Agreement to any corporation which is or becomes a wholly owned subsidiary or parent of Licensee, or which survives a merger in which Licensee participates, or to any corporation or other person or business entity which acquires all or substantially all of the assets of Licensee; provided, however, that the party to whom such assignment is made agrees to comply in full with the obligations of Licensee hereunder, and in particular the Minimum Guarantees, the insurance provisions set forth in Section 13 and the marketing minimum expenditures set forth in Section 5.2 of this Agreement.  Licensee may not assign, transfer, mortgage, pledge, hypothecate or otherwise encumber this Agreement to any third party or assignee, nor may Licensee sublicense or dispose of in any form whatsoever any of the rights granted hereby or obligations incurred herein, except as provided in Section 16.2 below or with Friday’s prior written approval.  No assignment shall release Licensee from its obligations to perform any of its duties and obligations under this Agreement.  Any assignment, transfer, sublicense or delegation made by Licensee without Friday’s prior written approval, except as permitted herein, shall be void ab initio and constitute a material breach of this Agreement.  A Change of Control of Licensee shall constitute an assignment of the rights under this Section requiring Friday’s prior approval.

16.2                        Manufacturers and Agents.  Notwithstanding the restrictions imposed by Section 16.1 above, Licensee may enter into agreements with third party manufacturers as provided in Section 2.6 and with agents to assist in the sale, distribution, advertising and promotion of the Licensed Products as permitted hereunder.  Licensee shall impose upon all such third parties quality controls and all other obligations regarding the manufacture, sale and distribution of the Licensed Products imposed upon Licensee pursuant to this Agreement.  Licensee shall be liable for the breach by any such third party of the terms hereof or the improper or unauthorized use, production, manufacture, or distribution of the Licensed Products, Licensed Materials, or Confidential Information by any such third party as if such breach or unauthorized use was committed by Licensee.  If Friday’s learns of a breach or unauthorized use by any such party, it shall provide prompt written notice to Licensee to enable Licensee to cure and minimize any damages caused by such breach or unauthorized use.

16.3                        Other Assignment by Licensee Void.  Any other mortgage, pledge, hypothecation, encumbrance or other assignment, transfer or sub-contract of this Agreement to any third party or assignee by Licensee shall be void.

16.4                        Assignment by Friday’s.  Friday’s may assign this Agreement, or any of its rights or obligations herein, to any person or entity without Licensee’s consent; provided, that any such assignment shall not affect Licensee’s rights hereunder.

16.5                        Termination Right in the Event of Certain Change of Control.  Friday’s shall have the right to terminate this Agreement upon ninety (90) days’ notice to Licensee upon the earlier of (a) Friday’s receipt of notice of an impending Change of Control of Licensee, or (b) the actual Change in Control, in each case if the new owner or ownership (i) is a direct competitor to TGIF [***], (ii) engages in the manufacture or distribution of tobacco, firearms or defense equipment, or (iii) engages in a business practice that would have a material detrimental effect on the sales or reputation of Friday’s, TGIF or their Affiliates, franchisees or restaurant locations, in Friday’s reasonable discretion.  Friday’s may require a full business plan and in-person meeting with the senior management personnel of Licensee to ensure that the Licensed Products will receive the same degree of business focus as they received before the Change of Control.  Friday’s has the right to request modifications to the business plan presented by Licensee as long as such modification is in accordance with this Agreement.  This termination right, if exercised, must be exercised by delivery of written notice within ninety (90) days of the transaction or consummation of the Change of Control, unless Friday’s has attempted to meet with management as provided in this Section 16.5 and the scheduling of such meeting has been delayed beyond such ninety (90) day period.  Friday’s rights under this Section to terminate, if not exercised, will remain intact and apply to any future Change of Control (as described above) that may occur.

16.6                        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their permitted successors or permitted assignees.

17.                               FORCE MAJEURE

Neither party shall be liable for any delay or failure of performance caused solely by reason of Acts of God, civil commotion, riot, strike, moratorium, war, revolution or any other

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cause beyond its control; provided, that Friday’s may terminate this Agreement in the event that such delay or failure of performance continues for more than one hundred twenty (120) days.  Nothing herein shall excuse any delay in the payment of any amounts (including payment of any royalties or Minimum Guarantee) due hereunder.

18.                               DISPUTE RESOLUTION

18.1                        Good Faith Negotiation/Senior Representatives.  In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle such disputes or differences in good faith negotiations, keeping in mind their mutual interests, in order to reach a just and equitable resolution of the dispute or difference satisfactory to both parties.  Either party may make a written request to the other by sending notice thereof for a meeting to resolve the parties’ differences of senior representatives who have authority to settle the dispute or difference and who are at a higher level of management than the persons with direct responsibility for administration of this agreement.  The receiving party shall respond to such notice.  The notice and response shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the party representative and of any other person who will accompany the representative.  Such meeting shall take place within fifteen (15) days of receipt of such notice at a time and location acceptable to both parties.  All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

18.2                        Conciliation/Mediation.  If within thirty (30) days after a meeting of the senior representatives who have authority to settle the dispute or difference, the parties have not succeeded in negotiating a resolution of the dispute or difference or if the parties failed to meet, the parties shall endeavor to settle the dispute by mediation under the International Institute for Conflict Prevention & Resolution (“CPR”) mediation procedure in effect on the date of this Agreement.  Unless otherwise agreed, the parties will select a mediator from the CPR panels of distinguished neutrals.  The fees of the neutral shall be shared equally by the parties.

18.3                        Arbitration.

18.3.1  Any dispute arising out of or relating to this agreement, including the breach, termination or validity thereof, which has not been resolved by mediation as provided herein within forty-five (45) days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this agreement, by a sole arbitrator; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Dallas, Texas.  The laws of the state of Texas without regard to its conflicts of law principles shall govern the construction and interpretation of this Agreement.

18.3.2              Notwithstanding the provisions of this Section 18, either party may seek specific performance or injunctive or other equitable relief as provided in Section 15.1.  The arbitrator shall not have authority to award punitive damages.

18.3.3              Each party shall bear its own costs and attorneys’ fees, and the parties shall share equally the fees and expenses of the arbitrator.  The arbitrator’s decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.3.4              If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party’s costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys’ fees.

19.                               PUBLIC STATEMENT; INDEPENDENT CONTRACTORS

19.1                        No Public Disclosure.  Neither party shall make any public statement, announcement or disclosure to third parties concerning the existence of this Agreement or its terms, the business relationship between the parties or the transactions contemplated hereby, without the prior written approval of the other party.  Further, except as otherwise authorized herein, Licensee will not make any public statement regarding the performance of the Licensed Products, or with regard to the T.G.I. Friday’s brand, without obtaining Friday’s prior approval.  Notwithstanding the foregoing, Friday’s acknowledges that Licensee, as it has under the Prior Agreement, will need to continue to provide disclosures concerning the Agreement and its relationship with Friday’s in public filings and in conference calls with analysts, and Licensee will not obtain Friday’s consent to the content of any such information prior to such disclosures.

19.2                        Independent Contractors.  The parties hereto are independent contractors.  Nothing  herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other.

19.3                        No Liability for Acts of Other Party.  Except as expressly authorized in writing, neither Friday’s nor Licensee shall make any express or implied agreements, warranties, guarantees or representations that their relationship is other than that of licensor and licensee, as set forth in this Agreement, and neither Friday’s nor Licensee shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized by such party in writing.  Neither party shall incur any debt in the name of or on behalf of the other.  Friday’s shall not be obligated for any damages to any consumer or other third party or property directly or indirectly arising out of the business of Licensee authorized by or conducted pursuant to this Agreement.

19.4                        Friday’s Not Engaged in Business.  Friday’s shall not be considered to be engaged in or doing business in (country) or in any political subdivision thereof by virtue of being a party to this Agreement.

19.5                        No Obligation to Purchase.  The parties expressly acknowledge that there is no agreement or understanding between them with respect to the sale to or use by Friday’s of any product manufactured and sold by Licensee and that this Agreement is not intended to, nor will it, induce or require the purchase by Friday’s of Licensee’s products or the Licensed Products or exclude the purchase by Friday’s of products produced by any other supplier.

19.6                        No Benefits.  In connection with its performance of this Agreement, neither party will make any payments to, or confer or offer to confer any benefits upon, any employee, agent or fiduciary of the other party or of any third party, including any government agency or instrumentality thereof, with the intent to influence the conduct of such employee, agency or fiduciary in relation to the business or affairs of such party or of a third party in connection with this Agreement.

20.                               GOVERNING LAW; JURISDICTION

This Agreement and the legal relationship between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to conflicts of law principles.  Subject in all respects to the provisions of Section 18 above, both parties consent to personal jurisdiction in the state and federal courts located in the State of Texas and agree that any action under this Agreement will be brought exclusively in the state or federal courts of Dallas County, Texas.  The prevailing party in any legal proceeding or litigation shall be entitled to seek reimbursement of its fees and costs from the non-prevailing party.

21.                               MISCELLANEOUS

21.1                        Notices.  All notices, consents, requests, instructions, approvals and other communications (collectively “Notice”) required or allowed hereby or provided for herein must be made in writing and shall be deemed duly given for all purposes (1) on the date of delivery, if delivered personally or by overnight courier delivery; (2) on the date of transmission by facsimile transmission service, provided a confirmation copy is also sent no later than the next Business Day by postage paid, return receipt requested first-class mail; or (3) five (5) Business Days after the date of deposit in the United States mail, return receipt requested, postage prepaid.  All notices, statements and payments to be sent to the parties hereunder shall be addressed to the parties at the addresses set forth below or at such other address as the parties shall designate in writing from time to time.

Friday’s:	TGI Friday’s of Minnesota, Inc.
4201 Marsh Lane
Carrollton, Texas 75007
Fax: (972) 662-5858
Attention: General Counsel

Licensee:	Inventure Foods, Inc.
5415 E. High Street, Suite 350
Phoenix, AZ 85054
Fax: 602.522.2690
Attention: Chief Financial Officer

21.2                        Complete Agreement.  This Agreement (including the attached Exhibits) and the Prior Agreement set forth the entire agreement of the parties hereto and there exists no other written or oral agreement or understanding concerning the subject matter hereof.  This Agreement may not be modified except by a written instrument signed by Friday’s and Licensee.

21.3                        Non-Waiver.  No waiver by either party, whether express or implied, of any provision in this Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or of any other provisions of this Agreement.  No waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the waiver is sought to be enforced.

21.4                        Severability.  If any term, clause or provision of this Agreement should be held or judged by a court or authority having jurisdiction over the parties or over this Agreement to be illegal, invalid or unenforceable, such unenforceable term, clause or provision shall not affect the validity of any other terms, clauses or provisions of this Agreement.

21.5                        Third-Party Beneficiaries.  Nothing in this Agreement shall entitle any person, other than the parties to this Agreement and their respective successors and permitted assignees, to any claim, cause of action, remedy or right of any kind under this Agreement.

21.6                        Descriptive Headings and References.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  All references herein to the masculine, neuter or singular shall be construed to include masculine, feminine, neuter or plural.

21.7                        No Strict Construction.  The language used in this Agreement will be deemed the language chosen by the parties hereto to express their mutual intent, each having an equal opportunity to participate in the drafting of the provisions hereof.  Accordingly, in the construing of this Agreement, neither party shall be presumed or deemed to be the “drafter” or “preparer” hereof and no rule of strict construction will be applied against any party.

21.8                        Counterparts and Binding Effect.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.  Facsimile or scanned copies of the parties’ signatures shall be as binding as originals.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FRIDAY’S:		LICENSEE:

TGI FRIDAY’S OF MINNESOTA INC.,		INVENTURE FOODS, INC.
A Minnesota corporation		A Delaware corporation

By:	/s/ Nick Shepherd	By:	/s/ Steven Sklar
Name:	Nick Shepherd	Name:	Steven Sklar
Title:	President / CEO	Title:	SVP & General Manager

Exhibits:

Exhibit A - Marks

Exhibit B - Subcontractor Agreement

Exhibit C - Standards of Manufacturing Practices

Exhibit D - Form of Royalty Statement

Exhibit E - Artwork Assignment Agreement

Exhibit F - Friday’s Brand Guide

Exhibit G - Licensee Approval and Expectations Manual

Exhibit H - Continuing Pure Food Guarantee

Exhibit I - Finished Product Specification

Exhibit J - Friday’s QA General Requirements

EXHIBIT A

MARKS

Trademark	Class	Status	Registration/Application #

All registrations and applications are held in the name of Friday’s.

EXHIBIT B

SUBCONTRACTOR AGREEMENT

This Subcontractor Agreement (“Agreement”) is between                                                (“Licensee”), a licensee of TGI FRIDAY’S OF MINNESOTA, INC. (“Friday’s”), a Minnesota corporation, and                                               (“Subcontractor”), Licensee’s independent contractor, whose address is                                                                   , who is licensed to manufacture or produce products that will bear or otherwise incorporate the trademarks owned by Friday’s (“Marks”).  Hereinafter such licensed products shall be referred to as “Licensed Products”.

Subject to the terms and conditions of the License Agreement between Licensee and Friday’s (the “License”), Subcontractor may produce Licensed Product(s) (as defined in the License) for sale and/or distribution only to Licensee.  Any other use, production, distribution, and/or sale of the Licensed Products may not be made unless with the prior written authorization of Friday’s.

Subcontractor acknowledges that the Marks (and any artworks, graphic designs, images, styles, advertisements, packaging, hang tags, photographs, verbiage, Licensed Product names (exclusive of generic terms) or the like that incorporate the Marks) used in association with the Licensed Product, are Friday’s sole and exclusive property.  Subcontractor agrees not to contest the validity or distinctiveness of any of the Marks, assert ownership in any of the foregoing rights, or use any names or materials that are confusingly or substantially similar.  Subcontractor recognizes the Friday’s goodwill associated with the Marks, and agrees that any use of the Marks shall inure to the sole and exclusive benefit of Friday’s.  Subcontractor agrees that any materials or information it receives relating to Friday’s or the Marks shall be deemed Confidential Information of Friday’s and shall be protected as such.

All Licensed Products manufactured or produced by Subcontractor for Licensee shall be subject to all of the terms and conditions of the License, this Agreement and, if Subcontractor is a manufacturer of the Licensed Products, Friday’s Standards of Manufacturing Practices, attached as Attachment 1 to this Agreement.

Subcontractor shall maintain separate, complete and accurate records of all activities and transactions arising out of the manufacture, distribution, sale and shipment of the Licensed Products (“Records”).  Such Records shall be made available for inspection and audit by Friday’s or its designee during normal business hours.  Subcontractor agrees that its facilities, plants, premises, and manufacturing procedures and protocols shall be made available for inspection and audit by Friday’s or its designee during normal business hours to verify Subcontractor’s compliance with the License and Friday’s quality standards.

Subcontractor acknowledges and agrees that if it violates any term or condition of this Agreement, its right to continue using any Marks or rights of Friday’s shall cease immediately and permanently, that irreparable injury to Friday’s shall occur if Subcontractor’s use continues, and that Friday’s shall be entitled to temporary, preliminary and permanent injunctive relief, plus an award for damages, costs and reasonable attorneys’ fees arising from any such violation.

This Agreement shall automatically terminate upon termination of the License Agreement unless sooner terminated by Licensee or Friday’s upon written notice to Subcontractor.

SUBCONTRACTOR:	LICENSEE:

By:	By:
Date:	Date:

Exhibit B - Page 2

EXHIBIT C

STANDARDS OF MANUFACTURING PRACTICES

Overview

In order to maintain high standards for decent and humane working conditions in the manufacturing operations of TGI FRIDAY’S OF MINNESOTA, INC. (“Friday’s) or its licensees, Friday’s has established specific guidelines for its licensees’ manufacturing subcontractors around the world.  Friday’s supplier selection process requires all factories with which Friday’s or its licensees contracts to operate in compliance with local laws and, in addition, to meet these Standards of Manufacturing Practices through a monitored certification process.

Friday’s believes that the following set of standards will ensure that decent and humane working conditions are provided to the employees of the factories with which Friday’s or its licensees contracts. Where a factory is found to be in violation of the Standards, corrective action will be initiated and unless the violation is promptly corrected, Friday’s may require the licensee to cease to do business with the offending factory. Friday’s believes that consumers can have confidence that products manufactured in compliance with these standards are not produced under exploitative or inhumane conditions.

Standards of Practice

Forced Labor

MANUFACTURER certifies that it does not use any forced labor - prison, indentured, bonded or otherwise.

Child Labor

MANUFACTURER certifies that no person shall be employed in any factory at an age younger than 15 (or 14 where the law of the country of manufacture allows) or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15.

Harassment or Abuse

MANUFACTURER certifies every employee shall be treated with respect and dignity. No employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination

MANUFACTURER certifies that no person shall be subject to any discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, gender, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.

Health and Safety

MANUFACTURER certifies that workers will be provided a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of contractors’ facilities.

Freedom of Association and Collective Bargaining

MANUFACTURER certifies that employees’ rights to freedom of association and collective bargaining will be recognized and respected.

Wages and Benefits

MANUFACTURER certifies that employees will be paid at least the minimum wage required by local law, or the prevailing industry wage, whichever is higher.

Hours of Work/Overtime

MANUFACTURER certifies that it complies with regulations concerning work hours mandated by local laws and uses overtime only when employees are compensated according to local law. MANUFACTURER further certifies that it will not allow employees to exceed the maximum number of overtime hours provided by local law.

Benefits

MANUFACTURER certifies that it complies with all provisions for legally-mandated benefits, including but not limited to health care; child care; sick leave; contributions for social security; life, health, worker’s compensation and other insurance mandated by local law.

Environment

MANUFACTURER certifies that it complies with applicable country environmental regulations.

Documentation and Inspection

MANUFACTURER agrees to:

(A)       Certify to Friday’s on an annual basis in writing that each of the above-listed Standards is being met.

(B)       Consent to and permit two (2) unannounced surprise inspections of each factory by Friday’s representatives per year.

(C)       Consent to and permit inspections and audits of its factories, facilities, plants and premises by Friday’s or its representatives.

(D)       Maintain on file such documentation as may be needed to demonstrate compliance with these Standards of Manufacturing Practices.

(E)        Make these documents available in the English language to Friday’s for audit inspection upon request.

(F)         Provide employees with the opportunity to report noncompliance with the workplace standards outlined herein, free from punishment or prejudice for so doing.

(G)       Post the Standards in the language of the country of manufacture in a common area accessible by all employees.

Exhibit C - Page 2

EXHIBIT D

FORM OF ROYALTY STATEMENT

[see next page]

LICENSEE NAME:
LICENSOR NAME:
CONTRACT #:
REPORTING PERIOD: MM/DD/YY TO MM/DD/YY
TERRITORY:
CATEGORY:
ROYALTY RATE:	0.00%

ROYALTY REPORT FORM — US BASED LICENSEES

Sku#	Description	Price/Unit	Net Units Sold	Gross Sales	Sales Returns/ Allowances	Net Sales	Total Royalties
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
TOTAL			0	$0.00	$0.00	$0.00	$0.00

Total Net Sales	$0.00
x Royalty Rate	0.0%
Royalties Due	0.00
Less Advances	(0.00)
Total Royalties Due	$0.00

Signature of Authorized
Officer Certifying Forgoing
to be accurate

Name:

Title:

Exhibit D - Page 2

EXHIBIT E

ARTWORK ASSIGNMENT AGREEMENT

IN CONSIDERATION OF Ten Dollars ($10.00) and other good and valuable consideration paid or to be paid to                             (the “Contractor”) by                                  (“Company”), the parties hereto agree as follows:

(a)                                 Contractor represents and warrants that Contractor will create all                                        to be submitted by Contractor hereafter to Company, including, without limitation, all                                    and                                    done and to be done in connection with a property of                                                  known as                                             .  (All such materials created by Contractor and all drafts, outlines, and other preparatory materials shall collectively be called the “Work” herein).  Contractor warrants and represents that the Work shall be original to Contractor, owned exclusively by Contractor, and shall not infringe the rights of any third parties.

(b)                                 The Work is and shall be considered a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C. § 101 et seq., as amended, and as otherwise defined under applicable copyright laws, if laws of a jurisdiction other than the United States apply) for                                     and                                              owns and shall own all right, title and interest in and to the Work and the results and proceeds of Contractor’s services rendered in connection therewith, including, without limitation, all copyrights and renewals and extensions of copyright therein.

(c)                                  To the extent that any such ownership in such Work does not vest in                                  as a “work made for hire”, Contractor hereby assigns and transfers in whole to                                   , all right, title, and interest in and to such Work and the results and proceeds thereof to the extent that Contractor has, had, or will have any interest therein, including without limitation, all intellectual property rights, copyrights and renewals and extensions of copyright therein in all media whether known or unknown throughout the world in perpetuity.

(d)                                 The Work may be registered for copyright in the name of                                                 , and                                         shall own and possess all physical material in which or on which the Work is embodied or reproduced, by or on behalf of Contractor.                    shall have the exclusive right forever throughout the universe to change, adapt, modify, use, combine with other material, and otherwise exploit the Work in all media and by all means, whether now known or hereafter invented or developed.  Contractor hereby waives any and all claims that Contractor may have now or may hereafter have in any jurisdiction to so-called “moral rights” or “droit moral” with respect to the Work, and to the results and proceeds thereof.

(e)                                  Any further compensation paid or to be paid to Contractor for services rendered in connection with the Work shall be described in a separate writing or writings.  This Agreement shall constitute the entire understanding between the parties.  This Agreement may not be altered, modified or changed in any way without the express written consent of both parties and shall be construed in accordance with the laws of the State of New York  applicable to agreements executed and wholly performed therein without regard to conflicts of laws principles.

(f)                                   When requested by Company, or                                , Contractor shall perform all such acts and things and sign all documents and certificates which the Company or                      may reasonably request in order to carry out the intent and purpose of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

COMPANY:	CONTRACTOR:

BY:	BY:

ITS:	ITS:

DATE:	DATE:

If Contractor is an Individual:

ACKNOWLEDGEMENT

STATE OF
)
COUNTY OF	)

Be it remembered on this          day of         , 2      , before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared                                       , to me known or proved to me on the basis of satisfactory evidence, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that he/she is Assignor in the foregoing instrument, and that he/she signed and delivered the instrument as his/her voluntary act and deed.

Notary Public in said Jurisdiction

Exhibit E - Page 2

If Contractor is an Entity:

ACKNOWLEDGEMENT

STATE OF
)
COUNTY OF	)

Be it remembered on this          day of         , 2      , before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared                       , to me known, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that h/she was at the time of the execution thereof the                    of                                   , the assignor in the foregoing instrument; and that h/she signed and delivered the instrument as the voluntary act and deed of said corporation, by virtue of his/her authority.

Notary Public

Exhibit E - Page 3

EXHIBIT F

FRIDAY’S BRAND GUIDE

[Not Applicable]

EXHIBIT G

LICENSEE APPROVAL AND EXPECTATIONS MANUAL

Note, while the parties intend to follow the procedures set forth in this Exhibit (some of which were not in the Prior Agreement) following the Effective Date, nothing in this Exhibit is intended to delay, suspend or interrupt the continuing sale of any Licensed Products being sold by Licensee as of the Effective Date, as previously approved by Friday’s under the Prior Agreement.

1. Scope

Friday’s takes great pride in ensuring that every one of our guests leaves happy. We consider our licensee community to be an extension of our company. The ability of our licensees to consistently deliver safe and high quality products is critically important to the continued success of our goal. Enclosed are our Licensee Approval and Expectations Manual.  This document is intended to identify Friday’s expectations of food safety programs, quality policies and specifications for our licensee community. Satisfactory compliance with the stated expectations in this manual will be determined, in Friday’ discretion, by Friday’s Quality Assurance Department and/or third party compliance auditors. Friday’s reserves the right to reasonably periodically update these expectations. Many of the expectations in this manual are based on regulatory requirements or industry best practices. This manual does not eliminate a licensee’s responsibility to comply with all applicable federal, state, and local laws, rules and regulations, industry practices and contract obligations.

2. Licensee Approval Procedures

Completion of each of the Licensee Approval Procedures listed below is necessary for those companies that wish to become an approved licensee for Friday’s. All paperwork should be sent to Friday’s or its representative as noted below in a timely manner so as to have sufficient time for review and feedback if necessary before product implementation. You may retain copies of all completed and signed documents for your own reference and files.

2.1                                     Friday’s Mutual Nondisclosure Agreement — 2 copies, signed, dated and sent to Friday’s

2.2                                     ICIX Data Management System

2.2.1                     All licensees will be required to sign up with ICIX North America, LLC. This service is utilized for maintenance of QA documentation including but not limited to plant audits, product specifications, letters of guarantee and certificates of insurance.

2.2.2                     The current annual cost of the program to the licensee is approximately $299. Program membership includes the ability to upload requested documentation to all participating ICIX customers as allowed by vendor.

2.3                                     Pure Food Guaranty (attached) - Licensee shall apply this document to their company letterhead and upload to ICIX.

2.4                                     Friday’s Licensee Requirements — Licensee shall sign and date the last page of this document and upload to ICIX.

2.5                                     Licensee Contact List — Licensee will be responsible for uploading and maintaining a list of current supplier contacts including sales, QA and recall contacts to ICIX. This list shall include contact, title, phone number, email address and physical location. All operation and distribution sites shall be listed along with their physical address and general phone number.

2.6                                     Certificate of Insurance

2.6.1                     The licensee will be responsible for uploading a certificate of insurance to ICIX on an annual basis.

2.6.2                     Comprehensive general liability insurance policy, including liability coverage and contractual liability coverage insuring against the liabilities assumed, in minimum amounts of $1,000,000.00 per person and $2,000,000.00 per occurrence, plus $20,000,000.00 in excess liability coverage.  See other insurance requirements in License Agreement.

2.6.3                     Verbiage designating Friday’s, TGIF, their Affiliates and their officers, directors, employees, and agents on certificates of insurance should include “TGI Friday’s of Minnesota, Inc., TGI Friday’s Inc., their Affiliates and their officers, directors, employees, and agents, collectively the additional insured.”

2.7                                     Plant Audit

2.7.1                     A food safety audit must be completed prior to final licensee approval and uploaded to ICIX. The audit shall be performed by an approved third party auditor (Silliker, Cook and Thurber, FPA Safe, Steritech, SQF, BRC, Dutch HACCP, AIB (bakeries only), Randolph and Associates (dairy licensees only) and/or Friday’s QA. A passing score will be defined as achieving at least a 90% score.

2.7.2                     An animal welfare audit is required for all beef, pork, chicken and egg supplier locations. Further processors will need to have a supplier approval program in place covering Friday’s requirements for animal welfare. Audit type will be reviewed by Friday’s QA and approved on a case by case basis. See Licensee Requirements listed below for more information.

2.7.3                     The cost of the third party food safety audit will be approximately $1200.00 and will be paid by the licensee. All information and auditing must be completed and on file a minimum of 30 days prior to granting approval.

2.7.4                     Future audits will take place on an annual basis, however, if product evaluations indicate that there may be safety or quality issues, the frequency may be increased and the costs of all audits and related expenses will be charged to the licensee. Please see page 6 for more information on customer audits.

2.7.5                     Additional audit information is located below under Licensee Requirements.

2.8                                     Completed Specification Form

2.8.1                     Specification and nutritional analysis forms will be forwarded to the licensee for completion for each approved product.

Exhibit G - Page 2

2.8.2                     Completed specification and nutritional forms and a copy of the case label must be approved by Friday’s QA before product is shipped to distribution centers. These forms shall be uploaded to ICIX.

2.8.3                     The licensee must have the capability either in-house or via third party accredited laboratory to perform physical, chemical and microbiological testing in order to ensure precise adherence to all parameters of the specifications.

2.8.4                     Additional documentation that may be requested by Friday’s QA includes, but is not limited to the following:

•                  Raw material specifications

•                  Production/QA records

•                  Flow charts

•                  QA/laboratory testing documentation

3. Licensee Requirements

3.1                               Regulatory

3.1.1                     The licensee agrees that no article of food sold to its affiliates or charges will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938 as amended; the Federal Fair Packaging and Labeling Act or within the meaning of any state food and drug law; during procurement, production, storage or transportation.

3.1.2                     The product shall be processed in accordance with Title 21, Part 110, of the United States Code of Federal Regulations; “Current Good Manufacturing Practices (Sanitation) in Manufacturing, Processing, Packaging or Holding Human Food.”

3.1.3                     Licensees shall conform to the appropriate Environmental Protection Agency regulations. All residue levels of pesticides, fungicides and herbicides shall be within tolerances established by the FDA in the Federal Register and/or the Code of Federal Regulations.

3.1.4                     All Meat and Poultry vendors must be inspected by the USDA as defined by Title 9, CFR, and Parts 300-399 and have an approved HACCP program as required by Title 9, CFR, Part 417 and a sanitation program as required by Title 9, CFR, Part 416.

3.1.5                     Finished product labels must conform to the requirements of Title 21, CFR, Part 101 and/or any other regulatory laws and/or standards that may be applicable.

3.1.6                     All licensees will be required to have an effective and verifiable HACCP program for all items made bearing Friday’s marks.  Guidelines for the HACCP program will be based National Advisory Committee on Microbiological Criteria for Foods (NACMCF) 1998.

3.2                               Facilities and Personnel

3.2.1                     The plant buildings and roofs shall be suitable in construction and designed to facilitate maintenance and sanitary operations. Interior floors, walls, and ceilings shall be constructed of materials that can be adequately cleaned and maintained in good repair. All plant equipment and utensils shall be designed and constructed to prevent contamination to food products.

Exhibit G - Page 3

3.2.2                     Any material change in production facility, equipment or process will require written notification and approval from Friday’s QA.

3.2.3                     The use of all co-packers or outside storage facilities must be communicated to Friday’s QA. These facilities will be held to the same quality standards as the manufacturing plant itself.

3.2.4                     The licensee is responsible for maintaining a designated individual and/or team for oversight of all QA and food safety aspects for the production plant.

3.2.5                     Employees who exhibit symptoms of injury or illness that can affect food products must not be allowed to work in areas where product could be impacted.

3.2.6                     Open sores, cuts, and other lesions must be covered with clean and impermeable coverings.

3.2.7                     Individuals with diseases that are transmissible through food are not allowed to handle exposed food. Included are Salmonella Typhi, Shigella sp., SHIGA TOXIN-PRODUCING Escherichia coli, Norovirus and the hepatitis A virus.

3.3                               Food Safety / Quality Systems Audit

3.3.1                     An annual third party food safety audit with a passing score of 90% or better is required. If a licensee does not pass on the 1st audit they will be placed on quality probation and be required to have a 2nd audit within 90 days (all audits are paid for by the licensee). If the licensee does not pass the second audit further probation may be warranted and/or suspension of the licensee approval.

3.3.2                     Approved third party auditors include Silliker, Cook and Thurber, FPA Safe, Steritech, Randolph and Associates (dairy only), SQF, BRC, Dutch HACCP and AIB (bakery only).

3.3.3                     Root cause analysis and corrective actions of all audit deficiencies must be submitted to Friday’s QA within 2 weeks of the time that the audit results are received by the plant.

3.3.4                     Friday’s QA has the right to inspect the manufacturer’s facilities on an announced or unannounced basis. All facility programs and records shall be readily accessible for review upon reasonable request by Friday’s QA.

3.4                               Animal Welfare

3.4.1                     Friday’s is committed to selecting licensees who are focused on ensuring the well-being, proper handling and humane slaughter of all the animals that are used in our food products. It is our goal to work only with licensees who can provide an environment designed to eliminate any unnecessary harm and suffering to animals within their operations.

3.4.2                     All applicable licensees are required to submit a letter or policy stating the company’s position and requirements for animal welfare. This form will be uploaded to ICIX.

Exhibit G - Page 4

3.4.3                     All applicable licensees are required to undergo an annual animal welfare audit. Further processors will need to have a written supplier approval program in place requiring annual animal welfare audits from their suppliers. Audit type will be reviewed by Friday’s QA and will be approved on a case by case basis. The written program shall be submitted to Friday’s QA for approval.

3.5                               Product Quality Audit

3.5.1                     Friday’s QA reserves the right to have some licensees undergo a Product Quality Audit by a designated third party auditing service.

3.5.2                     The purpose of the audit is to verify that the licensee is complying with standard operating procedures as well as specifications.

3.5.3                     The audit will consist of record and program reviews as well as visual observations of standard operating procedures.

3.5.4                     The frequency and content of the audit will be determined on a case by case basis depending on the product volume and critical nature of the food items to the menu.

3.6                               Specifications

3.6.1                     The specifications are guidelines for the performance of product. It is critical that product meet Friday’s performance, flavor and appearance requirements in the opinion of Friday’s. Variance to this requirement is a critical defect and grounds for product rejection, increased inspection by Friday’s QA or possible probation or dismissal as a licensee to Friday’s.

3.6.2                     The licensee must have established procedures for the identification, segregation and disposition of non-conforming products. Written approval from Friday’s QA is required to distribute any product that does not conform to Friday’s’ specifications.

3.6.3                     The licensee must have the capabilities either in house or via a third party accredited laboratory to perform physical, chemical and microbiological testing in order to ensure precise adherence to all attributes of the product specifications. The licensee is responsible for completing all product testing at the stated frequency listed on the specification.

3.6.4                     Processing parameters or in-process measurements shall be established, validated, and verified at a determined frequency to meet all appropriate requirements. Adequate statistical process control shall be implemented where applicable to improve product consistency, reduce process variation and improve overall capability of the process.

3.6.5                     All requested specification changes and variances are to be submitted in writing to Friday’s QA. Most instances of process or formulation change will necessitate a sample approval by Friday’s QA before shipping affected products. The licensee must have written approval from Friday’s QA before proceeding with a specification change or variance.

Exhibit G - Page 5

3.6.6                     All products shall undergo complete organoleptic evaluation by the licensee’s QA and/or Operations personnel as defined by the parameters of the written specifications and frequency agreed upon by the licensee and Friday’s QA. The licensee must have equivalent cooking equipment on-site to test prepared foods against the finished product standards. Friday’s QA maintains absolute discretion to approve the acceptability of the vendor’s cooking equipment.

3.6.7                     A check weight program must be in place to ensure that individual pieces and net weights of the cases meet specified and labeled weights.

3.6.8                     The licensee must perform end-point shelf life validation studies on the initial production run for each new product. The shelf life validation studies must entail both microbiological and organoleptic attributes. Licensees are generally expected to have shelf life histories on existing products.

3.6.9                     Licensees shall have documented procedures and controls to prevent the shipment of non-conforming products.

3.6.10              All cases of finished product must be protected with tamper evident tape or equivalent.

3.6.11              Retainer samples must be kept for each lot of product where required by Friday’s QA for so long as the product is within its stated shelf life.

3.7                               Label Approval

3.7.1                     The licensee’s complete package label and ingredient statement must be approved by Friday’s QA before final product approval is given.

3.7.2                     All ingredients known for causing food allergies and/or sensitivities in a product must be clearly identified as required by law and communicated to Friday’s QA on the product specification.

3.7.3                     Licensees are accountable for complying with all federal, state and local regulations regarding labeling. Licensees are legally responsible for the accuracy of all information on products.

3.8                               Traceability and Recall

3.8.1                     The licensee must have a written recall/withdrawal program for the purpose of removing any foods or beverages from distribution that are determined to have food safety and/or quality issues. Notify Friday’s QA immediately in the event of a product recall/withdrawal.

3.8.2                     The licensee must have an effective plan in place for tracing all raw materials and finished products throughout their entire history.

3.8.3                     The licensee must have a coding system in place. A complete description of the coding system must be outlined in the product specification.

3.8.4                     The preferred coding system is an “open code date” and “use by date” clearly showing the month, day and year as well as the time on both primary and secondary packaging units.

3.8.5                     The licensee shall provide a current contact list of all recall personnel and 24/7 contact information. This list shall be updated through ICIX as needed.

3.8.6                     The licensee must conduct a mock recall with a two hour time limit at a minimum frequency of once a year in order to determine the effectiveness of the program. The mock recall procedures and records shall be maintained by the licensee and available for review.

Exhibit G - Page 6

3.9                               Documentation

3.9.1                     A written quality and food safety management system must be documented, kept up to date and maintained at the licensee’s facility.

3.9.2                     Records shall be established and maintained to provide conformity to requirements and of the effective operation of the quality management system. These records shall include all testing requirements as outlined in the product specifications.

3.9.3                     All records related to the production and quality of products made bearing Friday’s marks must be retained on file by the licensee for a minimum of two years and be available for review by Friday’s QA.

3.10                        Complaint Resolution

3.10.1              The licensee shall have processes and procedures in place to manage customer complaints. The processes shall be established to collect, track and address the complaints and to identify improvement opportunities.

3.10.2              Quick and accurate responses to any complaints concerning products made bearing Friday’s marks is required; this would include response to the reporting of any complaint within one Business Day of said report and a written root cause analysis and corrective action plan in place where required within 72 hours of notification from Friday’s QA. A standardized corrective action form will be forwarded to Friday’s for documentation purposes.

Authorized Licensee Representative	Date

Exhibit G - Page 7

EXHIBIT H

CONTINUING PURE GOOD GUARANTY

(Place on company letterhead, sign and return to Friday’s)

1.                                      In consideration of sales by Licensee of articles subject to the Federal Food, Drug, and Cosmetic Act (approved June 25, 1938 and all acts and/or promulgated rules amending or supplementing the same), the article comprising each shipment or other delivery hereafter made by Licensee is guaranteed, as of the date of such shipment or delivery, to be, on such date, (a) not adulterated or misbranded within the meaning of said Federal Act; (b) not an article which may not, under the provisions of sections 404 or 505 of said Federal Act,  be introduced into interstate commerce; and (c) not adulterated or misbranded within the meaning of laws or ordinances of the state or city to which such article is shipped by Seller, the adulteration and misbranding provisions of which are substantially the same as those found in the Federal Act.

2.                                      This guaranty is executed by Licensee subject to the condition that if an article is delivered, designed or furnished by Friday’s, Seller’s responsibility for misbranding shall be limited to that resulting from the failure of the article to conform to the standard, if any, for the product, the purchase specifications or the statements contained on such label.

3.                                      This guaranty replaces any continuing guaranties, described in paragraph 1 previously given by Licensee to Friday’s and shall continue in effect until the receipt of its written revocation.

Dated:

Licensee:

By:

Title:

Address:

EXHIBIT I

FINISHED PRODUCT SPECIFICATION

Product Name:	Date:
Vendor Product Number:	Revision Date:
GTIN #:	Revision #:
Changes will be Highlighted

Approved

Company Name

Plant Location Here

USDA Establishment Number

Is this a co-packed item: Yes ☐   No ☐

(* Double click box to check)

If Yes, please list supplier name and address below

Product Category:

☐ Ready to Eat                                                         ☐ Ready to Cook

Coding

All products will be identified and coded on all interior and exterior packages.  Code will be clear, legible and printed in an appropriately identifiable color. Preferred method for interior and exteriors packaging is Open Code Date and Use-By Date.

	Location	Example	Interpretation
Interior Pack Code Date
Exterior Pack Code Date

Storage:

Plant storage:	☐ Frozen	☐ Refrigerated	☐ Shelf-Stable
Distribution storage:	☐ Frozen	☐ Refrigerated	☐ Shelf-Stable

Shelf-Life:

☐ Shelf-Stable =            days @            ◦ F                     ☐ Refrigerated =              days @             ◦ F

☐ Frozen =            days @            ◦ F         ☐ Opened Refrigerated =              days @             ◦ F

☐ Opened Shelf Stable =            days @            ◦ F

☐             Minimum Shelf Life to distribution                                                 ☐             Minimum shelf life in stores

Transportation:

Formulation (what is the % breakdown for each ingredient)

		Approved	Key
%	Ingredient	Supplier	Specifications

Proprietary to Friday’s?     Yes ☐   No ☒

Raw Material (list standards for the raw materials):

Ingredient	QA Check	Limits	Frequency of Check

Product Testing Performed by Supplier

Lab Testing

Microbiological Testing	Typical	Upper Limit	Test Method	Frequency of In House Testing

Exhibit I - Page 2

Physical Test	Target	Minimum	Maximum	Frequency of In House Testing

* Need to list where measurements are taken & how measurements are taken (frozen, thawed), etc.

Chemical Test	Target	Minimum	Maximum	Test Method	Frequency of In House Testing

Organoleptic Testing

Attribute	Method	Characteristics	Frequency of Check

Retain Samples

Frequency samples are retained:

☐ Unable to keep retains.

Defect Testing

Attribute	Test Method	Acceptable Range	Frequency of Check

Metal Detection

Ferrous	Non-Ferrous	Stainless Steel
Sensitivity	Sensitivity	Grade	Sensitivity

Exhibit I - Page 3

Processing Specifications (What detailed process procedures are needed to make this product)

Finished Product Specifications (what are the standards for the finished product)

1.              Primary Packaging Container Description:

2.              Secondary Packaging Container Description:

3.              Units per a Case:

4.              Case Net Weight:

5.              Case Dimensions:

6.              Tie x High:

Tamper Evident Packaging:                                Yes ☐   No ☐

If yes, please describe:

All items should include tamper evident tape, glue or box bands. Exceptions can be made for stock items

Ingredients:

Allergens:

Please list any allergens present in the product:

Yes  No

☐            ☐ Manufactured on a line/facility that processes Peanuts

☐            ☐ Manufactured on a line/facility that processes Tree Nuts

☐            ☐ Contains MSG

☐            ☐ Vegan

☐            ☐ Gluten-free

☐            ☐ GMO-free

Exhibit I - Page 4

Label Template:

* If applicable or dependent on product requirements

**Explanation of product pack and size

***Lot number either on label or case AND on individual bags

****Direction on whether to use Friday’s logo or suppliers to be given by Friday’s QA Department.

Arial font to be used.

All labels must be approved by the QA department prior to printing.  This label is an example.

Bar Code		Item Number
(UPC)
###########

	Description: Product Name	Safe Handling
	Ingredient Statement	(*)
USDA
Stamp		Minimum 43/7.5 oz Avg
(*)		4/5 Lb Bags (**)

Lot Number/Code Date ***
Distributed (or manufactured) by:
Supplier Name&Address	KEEP FROZEN	NET WT LBS
(*)

Specification Revisions:

Exhibit I - Page 5

EXHIBIT J

FRIDAY’S QA GENERAL REQUIREMENTS

1.              Licensee agrees that no article of food sold will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938 as amended; the Federal Fair Packaging and Labeling Act or within the meaning of any state food and drug law; during procurement, production, storage or transportation.

2.              The product shall be processed in accordance with Title 21, Part 110, of the United States Code of Federal Regulations; “Current Good Manufacturing Practice (Sanitation) in Manufacturing, Processing, Packaging or Holding Human Food.”

3.              Production of food products with Friday’s Marks shall only take place at physical facilities approved by Friday’s QA or their designees.

4.              The manufacturer’s complete case label and ingredient statement and suppliers thereof, must be on file with Friday’s. The ingredients and suppliers shall not be altered without prior notification and written approval by Friday’s. Process or formulation change will necessitate a sample approval by Friday’s before shipping affected products.

5.              It is the responsibility of the manufacturer to conduct inspections of all raw materials against the requirements described in this specification to assure the quality and safety of all raw materials before being accepted for use into the plant. If raw materials are not in compliance with Friday’s specifications, they must be analyzed within the plant for all critical attributes before being used in any Friday’s Licensed Products.

6.              The manufacturer must have the capabilities to perform physical, chemical and microbiological testing in order to ensure precise adherence to all attributes of the product specifications. The manufacturer is responsible for completing all product testing at the stated frequency listed on the specification.

7.              All requested specification changes and variances are to be submitted in writing to Friday’s. Manufacturer must have written approval from Friday’s before proceeding with a specification change or variance.

8.              All products shall undergo complete organoleptic evaluation by the manufacturer’s QA and/or operations personnel as defined by the parameters of the written specifications and frequency agreed upon by Licensee and Friday’s. The vendor must have equivalent cooking equipment on-site to test prepared foods against the finished product standards. Friday’s maintains absolute discretion to approve the acceptability of the vendor’s cooking equipment.

9.              The manufacturer must perform end-point shelf life validation studies on the initial production run for each new product. The shelf life validation studies must entail both microbiological and organoleptic attributes. Manufacturers are generally expected to have shelf life histories on existing products.

10.       All manufacturers must send finished product to Friday’s or Friday’s third party laboratory as scheduled by Friday’s.

11.       The specifications are guidelines for the performance of product. It is critical that product meet Friday’s performance, flavor and appearance requirements in the opinion of Friday’s. Variance to this requirement is a critical defect and grounds for product rejection, increased inspection by Friday’s or possible probation or dismissal as a Licensee for Friday’s.